Exhibit 1

26 February 2019 Verona Pharma Reports Financial Results for Full Year Ended December 31, 2018 and Provides Clinical Development Update LONDON, Feb. 26, 2019 (GLOBE NEWSWIRE) --Verona Pharma plc (AIM:VRP) (Nasdaq:VRNA) (Verona Pharma), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for respiratory diseases, announces its audited results for the full year ended December 31, 2018 and provides a clinical development update. OPERATIONAL AND DEVELOPMENT HIGHLIGHTS Solid clinical progress with ensifentrine (RPL554) nebulizer formulation; demonstrating efficacy and tolerability in chronic obstructive pulmonary disease (COPD). Reported positive top-line data from a Phase 2b four-week, 403 patient clinical trial for maintenance treatment of COPD: ensifentrine met the primary endpoint at all doses (P<0.001), showing a clinically meaningful and statistically significant bronchodilator effect after 4 weeks of dosing; this peak bronchodilator effect was sustained over four weeks (p<0.001); ensifentrine demonstrated a clinically meaningful and statistically significant, progressive improvement in daily COPD symptoms, using the recognized patient-reported measure of COPD symptoms (E-RS) and the quality of life score St George's Respiratory Questionnaire (SGRQ-C); ensifentrine was well tolerated at all doses with an adverse event profile similar to placebo. Demonstrated efficacy and tolerability in CF. Reported positive top-line data from a Phase 2a clinical trial in CF: ensifentrine was well tolerated and demonstrated a statistically significant bronchodilator effect; PK profile was consistent with that observed in patients with COPD; data provides a solid foundation for further development of ensifentrine for the treatment of CF. Advanced DPI and MDI formulations of ensifentrine, with the potential to reach a substantially larger number of COPD patients. Selected dry powder inhaler (“DPI”) and pressured metered dose inhaler (“pMDI”) formulations of ensifentrine. First DPI clinical trial in COPD patients initiated in December 2018; initial results expected in the first quarter of 2019. Scientific presentations and Investor R&D forum well received. Presented two posters at the American Thoracic Society 2018 International Conference, and two presentations at the NACF conference 2018. Published full results from two ensifentrine Phase 2 clinical studies in COPD in the high-impact, peer reviewed European Respiratory Journal. Presented an expanded dataset from its Phase 2b study evaluating ensifentrine as a maintenance treatment for COPD in an oral presentation at the European Respiratory Society International Congress. Hosted an "Investor and Analyst R&D Forum" in New York City, featuring a panel of Key Opinion Leaders in the field of COPD, as well as representatives from the COPD Foundation and a COPD patient, providing insights into the unmet medical need and the challenges of treating COPD and the need for a novel mechanism of action such as ensifentrine. FINANCIAL HIGHLIGHTS Cash, cash equivalents and short-term investments at December 31, 2018 amounted to £64.7 million (December 31, 2017: £80.3 million); For the year ended December 31, 2018, reported operating loss of £25.6 million (full year 2017: £29.8 million) and reported loss after tax of £19.9 million (full year 2017: loss after tax of £20.5 million), reflecting the preparation and initiation of clinical trials and pre-clinical activities; Reported loss per share of 18.9 pence for the year ended December 31, 2018 (full year 2017: loss per share 23.4 pence); Net cash used in operating activities for the year ended December 31, 2018 of £18.1 million (full year 2017: £20.7 million). POST PERIOD Demonstrated that ensifentrine produces additional bronchodilation in patients already receiving maximum bronchodilator treatment with LAMA/LABA therapy. Reported top-line data from its 79 patient, three-day Phase 2a trial to explore whether nebulized ensifentrine, with its unique mechanism of action, could add further bronchodilation in patients already receiving maximum standard-of-care dual bronchodilator therapy with an inhaled LAMA/LABA for COPD maintenance treatment: ensifentrine demonstrated additional bronchodilation in patients already receiving maximum bronchodilator treatment with LAMA/LABA therapy; although the primary endpoint of improvement in peak forced expiratory volume in one second (FEV1) after morning dose on day three of treatment was not statistically significant when added on top of Stiolto® Respimat® compared to placebo, statistically significant improvements in evening peak FEV1 on the third day of dosing, and significant reductions in lung volume after the evening dose of ensifentrine were observed with both the 1.5 mg and 6 mg dose groups, compared to placebo, when administered on top of Stiolto® Respimat®; this improvement in FEV1 with the 1.5 mg dose was maintained throughout the 24-hour period as measured on day 3. Completed enrollment in Part 1 of the Company’s two-part Phase 2 clinical study using the DPI formulation to treat approximately 30 COPD patients. The Company expects to report interim efficacy and safety data from Part 1 of this study in the first quarter of 2019. Part 1 of this study comprises of measurement of lung function, safety and pharmacokinetic profiling in COPD patients following a single dose of inhaled ensifentrine over a dose range. Part 2 of this study will comprise of a crossover study evaluating a range of ensifentrine doses in this same patient cohort dosed over 1 week. The Company expects to initiate Part 2 of the study in the first quarter of 2019, and to report data in the second half of 2019. Strengthened the management team through the additions of Kathleen Rickard, MD, as Chief Medical Officer, and Tara Rheault, PhD, MPH, as Vice President of Research and Development Operations and Global Project Management. For further information, please contact: Verona Pharma plc Jan-Anders Karlsson, Chief Executive Officer Tel: +44 (0)20 3283 4200 info@veronapharma.com Stifel Nicolaus Europe Limited (Nominated Adviser and UK Broker) Stewart Wallace / Jonathan Senior / Ben Maddison Tel: +44 (0) 20 7710 7600 FTI Consulting (UK Media and Investor enquiries) Simon Conway / Natalie Garland-Collins Tel: +44 (0)20 3727 1000 veronapharma@fticonsulting.com ICR, Inc. (US Media and Investor enquiries) Darcie Robinson Tel: +1 203-919-7905 Darcie.Robinson@icrinc.com Tel. +1 646-277-1282 Stephanie.Carrington@icrinc.com Stephanie Carrington An electronic copy of the annual report and accounts will be made available today on the Company's website (http://www.veronapharma.com). A copy of the Form 20-F will be filed with the SEC as soon as possible. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. About Verona Pharma plc Verona Pharma is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for the treatment of respiratory diseases with significant unmet medical needs. Verona Pharma’s product candidate, ensifentrine, is an investigational first-in-class, inhaled, dual inhibitor of the enzymes phosphodiesterase 3 and 4 that is designed to act as both a bronchodilator and an anti-inflammatory agent in a single compound. In previous clinical trials, the nebulized formulation of ensifentrine has been observed to result in bronchodilator effects when used alone or as an add-on treatment to other COPD bronchodilators. It has shown clinically meaningful and statistically significant improvements in lung function when administered in addition to frequently used short-and long-acting bronchodilators, such as tiotropium (Spiriva®), compared with such bronchodilators administered as a single agent. Ensifentrine improved FEV1 over four weeks in patients with moderate-to-severe COPD when compared to placebo and improved COPD symptoms and quality of life in a Phase 2b multicenter European study performed in 403 patients. In addition, ensifentrine has shown anti-inflammatory effects in a standard challenge study with COPD-like inflammation in human subjects. Ensifentrine has been well tolerated in these studies, having been administered to more than 800 subjects in 13 clinical trials. Verona Pharma is developing ensifentrine for the treatment of COPD, CF, and asthma. Forward-Looking Statements This press release contains forward-looking statements. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements that there is an opportunity for additional bronchodilator and symptomatic improvement via the novel mechanism of action of ensifentrine and Verona Pharma’s plans to carry out further long-term clinical studies of ensifentrine as an add-on to both single and dual bronchodilator therapy and the expectation that even more profound anti-inflammatory effects, leading to improvements in lung function, as well as improvements in symptoms will result. These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from our expectations expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history; our need for additional funding to complete development and commercialization of ensifentrine, which may not be available and which may force us to delay, reduce or eliminate our development or commercialization efforts; the reliance of our business on the success of ensifentrine, our only product candidate under development; economic, political, regulatory and other risks involved with international operations; the lengthy and expensive process of clinical drug development, which has an uncertain outcome; serious adverse, undesirable or unacceptable side effects associated with ensifentrine, which could adversely affect our ability to develop or commercialize ensifentrine; potential delays in enrolling patients, which could adversely affect our research and development efforts; we may not be successful in developing ensifentrine for multiple indications; our ability to obtain approval for and commercialize ensifentrine in multiple major pharmaceutical markets; misconduct or other improper activities by our employees, consultants, principal investigators, and third-party service providers; material differences between our “top-line” data and final data; our reliance on third parties, including clinical investigators, manufacturers and suppliers, and the risks related to these parties’ ability to successfully develop and commercialize ensifentrine; and lawsuits related to patents covering ensifentrine and the potential for our patents to be found invalid or unenforceable. These and other important factors under the caption “Risk Factors” in our Annual Report on Form 20-F filed with the Securities and Exchange Commission (“SEC”) on February 27, 2018, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. CHAIRMAN AND CHIEF EXECUTIVE OFFICER’S JOINT STATEMENT OVERVIEW Significant progress in development and identification of compelling market opportunities We are initially developing ensifentrine as a nebulized formulation for the maintenance treatment of uncontrolled, symptomatic, moderate to severe COPD patients. Our market research shows that nebulized delivery is the preferred route of administration for more severe COPD patients, especially in the US, thus providing an attractive commercial opportunity. The regulatory pathway for the development of nebulized drug products is well-established. COPD is a progressive respiratory disease with no cure. Our market research demonstrates that, in the US alone, approximately two million patients remain uncontrolled and symptomatic despite taking currently available medications. Few therapeutic alternatives are available for these patients. Ensifentrine is potentially a treatment alternative for these symptomatic COPD patients. The past year has seen significant clinical progress with the successful completion of the first four-week phase 2b study with nebulized ensifentrine in 403 patients with COPD. Ensifentrine produced a clinically meaningful bronchodilator effect and a progressive improvement in symptoms suggesting an anti-inflammatory effect in these COPD patients. A further Phase 2 study initiated last year, and reported in January this year, demonstrated that ensifentrine provides further bronchodilation when added on top of what was formerly presumed to be maximum bronchodilator treatment with dual or triple COPD standard-of-care treatment.

In our clinical program, which to date has consisted of 13 studies which have enrolled over 800 human subjects, we have demonstrated that ensifentrine is an effective bronchodilator in COPD patients with or without concurrent bronchodilator therapy. In addition, many Key Opinion Leaders in the field of COPD support our view that the progressive improvement in COPD symptoms observed over a four-week treatment period with ensifentrine is due to an anti-inflammatory effect, attesting to its dual activity. Taken together, these new data support the inclusion of patients on dual and triple therapy into the later stage clinical development program. Thus, we believe that nebulized ensifentrine could potentially be used to treat symptomatic COPD patients despite taking either a single bronchodilator or dual or triple therapy; an attractive market opportunity estimated to be about 2 million patients in the US alone. The successful development of DPI and MDI formulations of ensifentrine and the initiation late last year of the DPI Phase 2 clinical trial in COPD patients is another important development milestone. In the US, our market research shows that about 5.5 million moderate to severe COPD patients currently use these types of devices. We expect the DPI formulation to produce a bronchodilator effect in COPD, which we believe would open up another attractive market opportunity. We anticipate that we would partner the DPI/MDI formulations later in development in order to realize the potential of this multi-billion dollar opportunity. In addition to COPD, we believe ensifentrine could become an attractive development candidate also in cystic fibrosis and severe asthma. To support the later stage development of ensifentrine, we have strengthened our team with the appointment of Kathleen Rickard, MD, as Chief Medical Officer, and Tara Rheault, PhD, MPH, as VP Research and Development Operations and Global Project Management, who together have extensive expertise in respiratory drug development, regulatory affairs and commercialization. Ensifentrine - first-in-class bronchodilator and anti-inflammatory agent We are a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapeutics for the treatment of respiratory diseases with significant unmet medical need. Our product candidate, ensifentrine (RPL554), is an investigational, potential first-in-class, inhaled, dual inhibitor of the enzymes phosphodiesterase 3 and 4, or PDE3 and PDE4, that is designed to act as both a bronchodilator and an anti-inflammatory agent. We are not aware of any other product formulated in a single compound in clinical development or approved by the U.S. Food and Drug Administration, or FDA, or the European Medicines Agency, or EMA, for the treatment of respiratory diseases as both a bronchodilator and anti-inflammatory agent. We believe ensifentrine has the potential to be the first novel class of bronchodilator in over 40 years. A nebulized formulation of ensifentrine is currently in Phase 2 clinical development for the treatment of COPD. Successful Phase 1 and 2 studies have been completed with nebulized ensifentrine in healthy volunteers and in patients with cystic fibrosis, or CF, chronic asthma and allergic rhinitis, in addition to COPD. A Phase 2 study in COPD with ensifentrine formulated in a dry powder inhaler is ongoing, and a Phase 2 study in COPD with ensifentrine formulated in a pressurized metered dose inhaler is planned to commence in 2019. We intend to first develop ensifentrine as a nebulized therapy for the treatment of COPD. For the past 40 years, the treatment of COPD has been dominated by three classes of inhaled therapies approved for use by the FDA or EMA: antimuscarinic agents and beta2-agonists, both available as either short-acting or long-acting bronchodilators, and inhaled corticosteroids, or ICS, known for their anti-inflammatory effects. However, despite existing treatment with one or multiple combinations of these therapies, and owing to the progressive and incurable nature of COPD, many COPD patients on maximum inhaled therapy still experience significant lung function impairment and symptoms for which limited further approved treatment options are available. One such treatment is an oral formulation of a PDE4 inhibitor with anti-inflammatory properties, although frequency of adverse events has limited its use in COPD patients. We have completed 13 Phase 1 and Phase 2 clinical trials with ensifentrine which have enrolled over 800 subjects with COPD, asthma, cystic fibrosis, or allergic rhinitis or healthy volunteers. In our clinical trials, treatment with ensifentrine has been repeatedly observed to result in statistically significant improvements in lung function as compared to placebo, whether dosed alone or in combination with commonly used short-and long-acting classes of bronchodilators, with or without ICS. Statistically significant means that there is a low statistical probability, typically less than 5%, that the observed results occurred by chance alone. In our Phase 2b clinical trial of nebulized ensifentrine as a maintenance treatment for COPD, patients with moderate-to-severe COPD treated with ensifentrine showed clinically meaningful and statistically significant improvements in daily reported COPD symptom scores. In addition, our clinical trials have also shown clinically meaningful and statistically significant additional improvements in certain measures of lung function following combined treatment with ensifentrine as add-on to other approved bronchodilators; COPD patients experienced a marked reduction in residual lung volume, which is believed to be related to one of the most debilitating symptoms, breathlessness. The rapid onset of action observed when adding ensifentrine on top of tiotropium, a commonly used LAMA, was also notable, and may be particularly helpful to those patients suffering from morning breathlessness. We believe that the clinical effects observed with ensifentrine are driven by its bronchodilator, anti-inflammatory and mucociliary clearance mechanisms. High unmet medical need in symptomatic COPD patients despite treatment with current standard-of-care We believe there is an urgent and unmet medical need for new and more effective treatments for COPD to reduce the number and burden of symptoms, reduce acute periods of worsening symptoms, or exacerbations, and establish a consistent and durable response to treatment. In addition, in CF, a fatal inherited disease, we believe the bronchodilatory and anti-inflammatory effects of ensifentrine may be beneficial. We believe ensifentrine, if approved, has the potential to become an important and novel treatment and standard of care for COPD and CF patients. We may also explore, alone or with a collaborator, the development of ensifentrine to treat asthma and other respiratory diseases. According to the World Health Organization (WHO), over one billion people suffer from chronic respiratory diseases. Among the most common of these afflictions is COPD, which is a progressive respiratory disease for which there is no cure. COPD damages the airways and the lungs and leads to shortness of breath, impacting a person's ability to perform daily activities. Chronic inflammation plays a central role in the pathology of the disease, and is particularly prominent in the airways of COPD patients. COPD includes chronic bronchitis, which refers to the inflammation of the lung and airways that results in coughing and sputum production, and emphysema, which refers to a destruction of distal lung tissue, or air sacs. In some cases, patients with COPD experience exacerbations, which are estimated to cause approximately 1.5 million emergency department visits, 687,000 hospitalizations and 129,000 deaths per year in the United States alone. According to the WHO, COPD is expected to become the third leading cause of death globally by 2030, with 210 million people worldwide suffering from the disease. It is estimated that there are 24 million people with COPD in the United States, only half of whom have been diagnosed. Of those diagnosed with COPD in the United States, more than 2 million suffer from severe or very severe forms of the disease. Total annual medical costs relating to COPD in the United States were estimated to be $32 billion in 2010 and are projected to rise to $49 billion in 2020. Whereas the number of patients diagnosed with COPD in the US continues to increase annually, the growth in numbers in more developing countries, like China, is significantly higher. The prevalence of COPD in China is expected to be about 8% of patients over 40 years of age and is expected to increase in coming years. Global sales of drugs currently indicated for COPD in major markets were approximately $15 billion in 2015 and are expected to grow to $20 billion by 2025. CF is the most common fatal inherited disease in the United States and Europe. CF causes impaired lung function and is commonly associated with repeat and persistent lung infections due to the inability to clear thickened phlegm, or mucus, from the lung. This condition often results in frequent exacerbations and hospitalizations. There is no cure for CF and although current therapies are leading to longer lifespans the median age of death for CF patients is still only around 40 years. CF is considered a rare, or orphan, disease by both the FDA and the EMA. According to the Cystic Fibrosis Foundation, more than 30,000 people in the United States and more than 70,000 people worldwide are living with CF and approximately 1,000 new cases of CF are diagnosed each year. The FDA and the EMA provide incentives for sponsors to develop products for orphan diseases, and we plan to seek orphan drug designation for ensifentrine from both regulators in treating CF. CF patients require lifelong treatment with multiple daily medications, frequent hospitalizations and, ultimately, lung transplants in some end-stage patients. The quality of life for CF patients is compromised as a result of spending significant time on self-care every day and frequent outpatient doctor visits and hospitalizations. CF patients take an average of seven medications daily. In the 12-month period ended June 30, 2016, global sales of drugs currently indicated for CF totaled $4.1 billion. The global market for CF drugs is expected to increase to $7.0 billion by 2020. Severe asthma Asthma is widely seen as a result of chronic inflammation in the lungs. In the United States 18 million people are diagnosed with asthma and the 2015 prescription medicine market sales totaled $13 billion. Established treatments include those adopted from the treatment of COPD (for example, bronchodilators and ICS), anti-IgE agents and leukotriene inhibitors. Approximately 1 million patients in the United States are refractory asthmatic patients who remain uncontrolled on established therapies. These patients are the target for injectable biologic anti-IL-5 agents. Sales of biologics in the United States for the treatment of asthma are forecast to exceed $1.0 billion by 2025. DEVELOPMENT OF NEBULIZED ENSIFENTRINE Clinical development of ensifentrine in COPD In March 2018, which was earlier than expected, we announced top-line data from a Phase 2b four-week, double-blind, placebo-controlled, parallel group, multi-center European study, in 403 patients with moderate-to-severe COPD evaluating the efficacy, safety, and dose-response of nebulized ensifentrine administered twice-daily as a maintenance treatment for COPD.

The study met its primary endpoint, with ensifentrine producing a clinically and statistically significant improvement in peak forced expiratory volume in one second (FEV1) at four weeks in patients with moderate-to-severe COPD compared to placebo. Furthermore, the peak FEV1 was significantly improved at all time points over the four weeks of dosing. Secondary endpoints measuring 12 hour average FEV1, COPD symptoms and Quality of Life were also met and support the potential clinical benefits of ensifentrine for the treatment of COPD. Primary endpoint: Ensifentrine met the primary endpoint at all doses, showing a statistically significant difference vs. placebo (p<0.001) with absolute changes from baseline >200mL in peak FEV1 after 4 weeks of dosing. No minimum effective dose could be determined. This peak bronchodilator effect was observed at the first dose and was sustained over four weeks (p<0.001). Secondary endpoints include: Statistically significant improvements in average FEV1 over 12 hours were observed at all doses after the first administration, and this effect was sustained over four weeks. This study did not demonstrate consistent improvements in trough FEV1. Recording of daily COPD symptoms, using E-RS (EXACT-PRO), a recognized patient-reported outcome measure for use in clinical studies of COPD, demonstrated a significant improvement in total COPD symptoms (p<0.002), including improvements in breathlessness (p<0.02), chest symptoms (p<0.02), and cough and sputum (p<0.02). Strong trend of improvement in St. George’s Respiratory Questionnaire (SGRQ-C) designed to measure impact on overall health, daily life, and perceived well-being in patients with COPD of >2.5 units was observed in all dose groups after four weeks. Patients’ Global Impression of Change, a scale reflecting the patient’s belief about the efficacy of treatment, indicates that patients felt better on ensifentrine compared to placebo (p<0.01). Ensifentrine was well tolerated at all doses with an adverse event profile similar to placebo. On January 14, 2019 we announced top-line data from an exploratory Phase 2a double blind, placebo-controlled, three way cross-over trial in 79 subjects with COPD, which included two different doses of ensifentrine, 1.5 mg and 6 mg, or placebo, dosed twice-daily for three days, in addition to a dual bronchodilator therapy comprising tiotropium and olodaterol, a commonly used LAMA/LABA, dosed once daily. This clinical trial evaluated the efficacy and safety of ensifentrine dosed on top of LAMA/LABA and LAMA/LABA/ICS, a high hurdle as patients already on maximum bronchodilator treatment have very few treatment alternatives, which was conducted at sites in the United States and in the United Kingdom. We reported top-line data from this trial earlier than expected, in January 2019. The data from this Phase 2a trial demonstrated significantly improved evening peak lung function when ensifentrine was added to tiotropium and olodaterol in patients with moderate-to-severe COPD, although the data did not achieve statistical significance in respect of an improvement in the morning peak lung function. Improvement in average FEV1 (additional bronchodilation) following morning dose on the third day (0 - 4 hours) with 1.5 mg of ensifentrine was statistically significant when added on top of Stiolto® (tiotropium plus olodaterol or LAMA/LABA) compared to placebo (1.5 mg, p=0.039) although the improvement in morning peak FEV1 on the third day of dosing, the primary endpoint, was not statistically significant; Ensifentrine, compared to placebo, produced a statistically significant improvement in evening peak FEV1 on the third day of dosing (additional bronchodilation) when administered on top of the standard bronchodilator tiotropium plus olodaterol (Stiolto®) (1.5 mg, p<0.001; 6 mg p=0.002); Ensifentrine, compared to placebo, produced a statistically significant improvement in residual volume following the evening dose on the third day of dosing when administered on top of the standard bronchodilator tiotropium plus olodaterol (Stiolto®) (1.5 mg, p<0.002; 6 mg p<0.036). COPD - successful development of DPI and pMDI formulations In addition to our nebulized formulation of ensifentrine, we have developed both pressurized metered dose inhaler, or pMDI, and dry powder inhaler, or DPI, formulations of ensifentrine for the maintenance treatment of COPD. Development of pMDI and DPI formulations could enable us to expand the ensifentrine clinical development program to include those patients with moderate to severe COPD for whom nebulizer treatment is less attractive. Delivery of orally inhaled drugs by pMDI or DPI is a mainstay of maintenance treatment for patients with moderate to severe COPD. We believe that over 90% of patients with diagnosed COPD use inhalers, such as a pMDI or DPI, rather than a nebulizer, to administer treatment. It is estimated that, in the United States, approximately 5.5 million patients with moderate to severe COPD use inhalers for maintenance therapy. Successful development of a pMDI or DPI formulation of ensifentrine for moderate disease would greatly expand the addressable market for the drug and represents a multi-billion dollar potential opportunity. We have completed enrollment in Part 1 of our 2-part Phase 2 clinical study using the DPI formulation to treat COPD patients, and we now expect interim efficacy and safety data from Part 1 of this study in the first quarter of 2019. Part 1 of this study comprises measurement of lung function, safety and pharmacokinetic profiling in COPD patients following a single dose of inhaled ensifentrine over a dose range. Part 2 of this study will comprise a crossover study evaluating a range of ensifentrine doses in this same patient cohort dosed over one week. We expect to initiate Part 2 of the study in the first quarter of 2019, and to report data in the second half of 2019. We expect to initiate a Phase 2 clinical study using the pMDI formulation to treat COPD patients during the first half of 2019, with data expected in 2020; the clinical trial design will be similar to the DPI clinical trial. We may also explore the development of ensifentrine in pMDI and/or DPI formulations for the treatment of asthma and other respiratory diseases. Ensifentrine is effective in a short proof-of-concept study in patients with Cystic Fibrosis In March 2018 we also announced top-line data from a Phase 2a clinical trial to study pharmacokinetic and pharmacodynamic profile of nebulized ensifentrine in CF patients: Ensifentrine demonstrated a statistically significant bronchodilator effect. PK profile was consistent with that observed in patients with COPD. Ensifentrine was well tolerated. With a strong focus on moving towards Phase 3 clinical trials with nebulized ensifentrine for the maintenance treatment of COPD we are prioritizing our resources and funding initially on the maintenance market in the short term, over progressing our planned trials to evaluate nebulized ensifentrine as a treatment for acute exacerbations of COPD in hospitalized patients and as a treatment for CF patients. CORPORATE Ensifentrine is protected by granted and pending patents. We believe that medicinal products containing ensifentrine are protected by our IP beyond 2035. We have worldwide commercialization rights for ensifentrine. We raised £70m in gross proceeds from investors from our April 2017 global offering comprising an initial public offering (“IPO”) on the Nasdaq Global Market (“Nasdaq”), and a concurrent European private placement, together with a shareholder private placement. Members of our management team, which we have strengthened and expanded during the year, and our board of directors have extensive experience in large pharmaceutical and biotechnology companies, particularly in respiratory product development from drug discovery through commercialization and have played important roles in the development and commercialization of several approved respiratory treatments, including Symbicort, Daliresp/Daxas, Flutiform, Advair, Breo Ellipta and Anoro Ellipta. FINANCIALS The operating loss for the year ended December 31, 2018 was £25.6 million (2017: £29.8 million) and the loss after tax for the year ended December 31, 2018 was £19.9 million (2017: £20.5 million). Research and Development Costs Research and development costs were £19.3 million for the year ended December 31, 2018 as compared to £23.7 million for the year ended December 31, 2017, a decrease of £4.4 million. The cost of clinical trials reduced by £5.9 million as there were four active trials in the year ended December 31, 2017, including a four week Phase 2b trial for COPD maintenance treatment, compared to two clinical trials in the year ended December 31, 2018. Pre-clinical costs also reduced by £0.4 million. These reductions were offset by a £2.0 million increase in contract manufacturing and formulation development costs. Personnel related costs increased by £0.1 million in the year ended December 31, 2018, compared to the prior year. General and Administrative Costs General and administrative costs were £6.3 million for the year ended December 31, 2018 as compared to £6.0 million for the year ended December 31, 2017, an increase of £0.3 million. The increase was primarily attributable to a £0.3 million increase in the non-cash share-based payment charge, a £0.2 million increase in personnel related costs and a £0.4 million increase in other overhead costs. This was offset by a £0.6 million decrease in commercial research costs and a decrease in professional fees related to the global offering and shareholder private placement, which occurred in 2017. Finance Income and Expense Finance income was £2.8 million for the year ended December 31, 2018 and £7.0 million for the year ended December 31, 2017. The decrease was primarily due to an increase in the fair value of the warrant liability in the year ended December 31, 2018 (which is a non-cash item, recorded as a finance expense) compared to a decrease in the liability in the year ended December 31, 2017, which resulted in a non-cash gain (recorded as finance income) of £6.7 million in 2017. There was a foreign exchange gain on cash and short term investments of £1.9 million in the year ended December 31, 2018, and a loss in the prior year (recorded in finance expense). Furthermore, £0.9 million of interest was received in the year ended December 31, 2018 (2017: £0.3 million). Finance expense was £1.3 million for the year ended December 31, 2018 as compared to £2.5 million for the year ended December 31, 2017. The movement was due to an increase in the fair value of the warrant liability of £1.2 million, recorded in finance expense, compared to a reduction in the value of the liability in 2017 (recorded in finance income), both non-cash items. In addition, there was a foreign exchange loss on cash and short-term investments in 2017 of £2.4 million. In the year ended December 31, 2018, there was a foreign exchange gain (recorded in finance income). As at December 31, 2018, there was approximately £19.8 million in cash and cash equivalents (2017: £31.4 million) and £44.9 million in short-term investments (2017: £48.8 million). Taxation Taxation for the year ended December 31, 2018 amounted to a credit of £4.2 million as compared to a credit of £4.7 million for the year ended December 31, 2017, a decrease in the credit amount of £0.5 million. The credits are obtained at a rate of 14.5% of 230% of our qualifying research and development expenditure, and the decrease in the credit amount was primarily attributable to our reduced expenditure on research and development. OUTLOOK AND STRATEGY We intend to become a leading biopharmaceutical company focused on the treatment of respiratory diseases with significant unmet medical needs. The key elements of our strategy to achieve this goal include:

Rapidly advance the development of nebulized ensifentrine for the maintenance treatment of COPD in moderate and severe patients. For the maintenance treatment of COPD patients, we plan to conduct a further four-week dose-range finding Phase 2b clinical trial to evaluate ensifentrine when dosed in addition to LAMA therapy, compared to placebo. We expect to commence this study in the second quarter of 2019, with top-line data expected by the end of 2019. We will discuss the outcome with the FDA prior to the planned initiation of Phase 3 clinical trials in 2020. Ensifentrine for nebulized administration is currently presented in a glass vial with a flip, tear-up cap. This format is adequate for clinical trials but patient acceptance in a commercial setting is expected to be improved by a switch to presenting the suspension formulation of ensifentrine in plastic ampules, which is also more cost effective for manufacturing in larger volumes. This development work is ongoing. For the treatment of COPD patients who may prefer the more convenient administration of an inhaler device, we are developing ensifentrine in inhaler formulations. We have commenced a clinical trial in COPD patients with a DPI formulation of ensifentrine and in the first half of 2019 we plan to commence a clinical trial in COPD patients with a pMDI formulation of ensifentrine. Proceeding more rapidly towards Phase 3 clinical trials with nebulized ensifentrine for the maintenance treatment of COPD may require us to focus our financial and other resources on maintenance treatment of COPD with nebulized and inhaled formulations of ensifentrine in the short term, which may alter our timing to commence further trials using ensifentrine in other indications. Advance the development of nebulized ensifentrine for the treatment of acute exacerbations of COPD. We are developing ensifentrine as an add-on therapy to short acting bronchodilators and other commonly used therapies for the treatment of hospitalized patients with acute exacerbations of COPD. The timing for future studies in this indication will remain subject to our decision to move more rapidly towards Phase 3 clinical trials with nebulized ensifentrine for the maintenance treatment of COPD. Develop ensifentrine for the treatment of CF. The timing for future studies in this indication will remain subject to our decision to move more rapidly towards Phase 3 clinical trials with nebulized ensifentrine for the maintenance treatment of COPD. Pursue development of ensifentrine for other respiratory diseases. We believe that ensifentrine’s properties as an inhaled, dual inhibitor of PDE3 and PDE4 give it broad potential applicability in the treatment of other respiratory diseases, such as severe asthma. We may explore development of ensifentrine to treat other forms of respiratory disease following development of ensifentrine for the treatment of COPD and CF. Seek strategic collaborative relationships. We may seek strategic collaborations with market leading biopharmaceutical companies to develop and commercialize ensifentrine. We believe these collaborations could provide significant funding to advance the development of ensifentrine while allowing us to benefit from the development or commercialization expertise of our collaborators. Acquire or in-license product candidates for the treatment of respiratory diseases. We plan to leverage our respiratory disease expertise to identify and in-license or acquire additional clinical stage product candidates that we believe have the potential to become novel treatments for respiratory diseases with significant unmet medical needs.

We would like to thank the staff and Board members for all their contributions and shareholders for their continued support during a successful year.

Dr. David Ebsworth	**Dr. Jan-Anders Karlsson**
Chairman	**Chief Executive Officer**
February 26, 2019	**February 26, 2019**

VERONA PHARMA PLC
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2018

	Notes	Year ended December 31, 2018	Year ended December 31, 2017
		£'000s	£'000s
Research and development costs		(19,294)	(23,717)
General and administrative costs		(6,297)	(6,039)
Operating loss	7	(25,591)	(29,756)
Finance income	9	2,783	7,018
Finance expense	9	(1,325)	(2,465)
Loss before taxation		(24,133)	(25,203)
Taxation — credit	10	4,232	4,706
Loss for the year		(19,901)	(20,497)
Other comprehensive income / (loss):			
Items that might be subsequently reclassified to profit or loss			
Exchange differences on translating foreign operations		38	(29)
Total comprehensive loss attributable to owners of the Company		(19,863)	(20,526)
Loss per ordinary share — basic and diluted (pence)	5	(18.9)	(23.4)

The accompanying notes form an integral part of these consolidated financial statements.

VERONA PHARMA PLC
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS OF DECEMBER 31, 2018

	Notes	As of December 31, 2018	As of December 31, 2017
		£'000s	£'000s
ASSETS			
Non-current assets:			
Goodwill	11	441	441
Intangible assets	12	2,134	1,969
Property, plant and equipment	13	21	16
Total non-current assets		2,596	2,426
Current assets:			
Prepayments and other receivables	15	2,463	1,810

Current tax receivable		4,499	5,006
Short term investments		44,919	48,819
Cash and cash equivalents		19,784	31,443
Total current assets		71,665	87,078
Total assets		74,261	89,504
EQUITY AND LIABILITIES			
Capital and reserves attributable to equity holders:			
Share capital	16	5,266	5,251
Share premium		118,862	118,862
Share-based payment reserve		7,923	5,022
Accumulated loss		(69,117)	(49,254)
Total equity		62,934	79,881
Current liabilities:			
Derivative financial instrument	18	2,492	1,273
Trade and other payables	19	7,733	7,154
Tax payable—U.S. Operations		—	169
Total current liabilities		10,225	8,596
Non-current liabilities:			
Assumed contingent obligation	20	996	875
Deferred income		106	152
Total non-current liabilities		1,102	1,027
Total equity and liabilities		74,261	89,504

The accompanying notes form an integral part of these consolidated financial statements.

VERONA PHARMA PLC
COMPANY ONLY STATEMENT OF FINANCIAL POSITION
AS OF DECEMBER 31, 2018

	Notes	**As of December 31, 2018 £'000s**	**As of December 31, 2017 £'000s**
ASSETS			
Non-current assets:			
Goodwill	11	441	441
Intangible assets	12	2,134	1,969
Property, plant and equipment	13	21	16
Investments	14	913	877
Total non-current assets		3,509	3,303
Current assets:			
Prepayments and other receivables	15	2,602	1,970
Current tax receivable		4,290	5,006
Short term investments		44,919	48,819
Cash and cash equivalents		19,596	31,313
Total current assets		71,407	87,108
Total assets		74,916	90,411

EQUITY AND LIABILITIES			
Capital and reserves attributable to equity holders:			
Share capital	16	5,266	5,251
Share premium		118,862	118,862
Share-based payment reserve		7,923	5,022
Accumulated loss		(68,998)	(49,084)
Total equity		63,053	80,051
Current liabilities:			
Derivative financial instrument	18	2,492	1,273
Trade and other payables	19	8,269	8,060
Total current liabilities		10,761	9,333
Non-current liabilities:			
Assumed contingent obligation	20	996	875
Deferred income		106	152
Total non-current liabilities		1,102	1,027
Total equity and liabilities		74,916	90,411

The Parent has taken advantage of the exemption permitted by Section 408 of the Companies Act 2006 not to present an income statement for the year. The Parent Company's loss for the year was £19.9m (2017: loss of £20.3m), which has been included in the Group's income statement.

The financial statements were approved by the Company's board of directors on February 26, 2019 and signed on its behalf by Dr. Jan-Anders Karlsson, Chief Executive Officer of the Company.

Dr. Jan-Anders Karlsson
Chief Executive Officer of the Company.
Company number: 05375156

VERONA PHARMA PLC
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
YEAR ENDED DECEMBER 31, 2018

	Share Capital £'000s	Share Premium £'000s	Share-based Payment Reserve £'000s	Total Accumulated Losses £'000s	Total Equity £'000s
Balance at January 1, 2017	2,568	58,526	2,103	(28,728)	34,469
Loss for the year	—	—	—	(20,497)	(20,497)
Other comprehensive loss for the year:					
Exchange differences on translating foreign operations	—	—	—	(29)	(29)
Total comprehensive loss for the year	—	—	—	(20,526)	(20,526)
New share capital issued	2,677	67,648	—	—	70,325
Transaction costs on share capital issued	—	(7,453)	—	—	(7,453)
Share options exercised during the year	6	141	—	—	147
Share-based payments	—	—	2,919	—	2,919
Balance at December 31, 2017	5,251	118,862	5,022	(49,254)	79,881
Balance at January 1, 2018	5,251	118,862	5,022	(49,254)	79,881
Loss for the year	—	—	—	(19,901)	(19,901)

Other comprehensive income for the year:					
Exchange differences on translating foreign operations	—	—	—	38	38
Total comprehensive loss for the year	—	—	—	(19,863)	(19,863)
New share capital issued	15	—	—	—	15
Share-based payments	—	—	2,901	—	2,901
Balance at December 31, 2018	5,266	118,862	7,923	(69,117)	62,934

The currency translation reserve for 2017 and 2018 is not considered material and as such is not presented in a separate reserve but is included in the total accumulated losses reserve.

VERONA PHARMA PLC
COMPANY ONLY STATEMENT OF CHANGES IN EQUITY
YEAR ENDED DECEMBER 31, 2018

	Share Capital	Share Premium	Share-based Payment Reserve	Total Accumulated Losses	Total Equity
	£'000s	£'000s	£'000s	£'000s	£'000s
Balance at January 1, 2017	2,568	58,526	2,103	(28,743)	34,454
Loss for the year	—	—	—	(20,341)	(20,341)
Other comprehensive income for the year:					
Total comprehensive loss for the year	—	—	—	(20,341)	(20,341)
New share capital issued	2,677	67,648	—	—	70,325
Transaction costs on share capital issued	—	(7,453)	—	—	(7,453)
Share options exercised during the year	6	141	—	—	147
Share-based payments recognized as an expense	—	—	2,285	—	2,285
Share-based payments recognized as an investment	—	—	634	—	634
Balance at December 31, 2017	5,251	118,862	5,022	(49,084)	80,051
Balance at January 1, 2018	5,251	118,862	5,022	(49,084)	80,051
Loss for the year	—	—	—	(19,914)	(19,914)
Other comprehensive income for the year:					
Total comprehensive loss for the year	—	—	—	(19,914)	(19,914)
New share capital issued	15	—	—	—	15
Share-based payments recognized as an expense	—	—	2,865	—	2,865
Share-based payments recognized as an investment	—	—	36	—	36
Balance at December 31, 2018	5,266	118,862	7,923	(68,998)	63,053

VERONA PHARMA PLC
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2018

	Year ended December	Year ended December

	31, 2018 £'000s	31, 2017 £'000s
Cash used in operating activities:		
Loss before taxation	(24,133)	(25,203)
Finance income	(2,783)	(7,018)
Finance expense	1,325	2,465
Share-based payment charge	2,901	2,919
Increase in prepayments and other receivables	(640)	(161)
Increase in trade and other payables	531	5,363
Depreciation of property, plant and equipment	8	7
Amortization of intangible assets	90	116
Cash used in operating activities	(22,701)	(21,512)
Cash inflow from taxation	4,590	816
Net cash used in operating activities	(18,111)	(20,696)
Cash flow from investing activities:		
Interest received	883	128
Purchase of plant and equipment	(13)	(9)
Payment for patents and computer software	(255)	(208)
Purchase of short term investments	(59,700)	(54,465)
Maturity of short term investments	64,366	5,085
Net cash generated from / (used in) investing activities	5,281	(49,469)
Cash flow from financing activities:		
Gross proceeds from the April 2017 Global Offering	—	70,032
Transaction costs on April 2017 Global Offering	—	(6,786)
Net cash generated from financing activities	—	63,246
Net decrease in cash and cash equivalents	(12,830)	(6,919)
Cash and cash equivalents at the beginning of the year	31,443	39,785
Effect of exchange rates on cash and cash equivalents	1,171	(1,423)
Cash and cash equivalents at the end of the year	19,784	31,443

VERONA PHARMA PLC
COMPANY ONLY STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2018

	Year ended December 31, 2018 £'000s	Year ended December 31, 2017 £'000s
Cash used in operating activities:		
Loss before taxation	(24,191)	(25,357)
Finance income	(2,783)	(7,018)
Finance expense	1,325	2,465
Share-based payment charge	2,865	2,285
Increase in prepayments and other receivables	(654)	(327)
Increase in trade and other payables	164	5,953
Depreciation of property, plant and equipment	8	7
Amortization of intangible assets	90	116
Cash used in operating activities	(23,176)	(21,876)
Cash inflow from taxation	4,992	1,078
Net cash used in operating activities	(18,184)	(20,798)
Cash flow from investing activities:		
Interest received	883	151

Purchase of plant and equipment	(13)	(9)
Payment for patents and computer software	(255)	(208)
Purchase of short term investments	(59,700)	(54,465)
Maturity of short term investments	64,366	5,085
Net cash generated from / (used in) investing activities	5,281	(49,446)
Cash flow from financing activities:		
Gross proceeds from issue of shares and warrants	15	—
Gross proceeds from the April 2017 Global Offering	—	70,032
Transaction costs on April 2017 Global Offering	—	(6,786)
Net cash generated from financing activities	15	63,246
Net decrease in cash and cash equivalents	(12,888)	(6,998)
Cash and cash equivalents at the beginning of the year	31,313	39,734
Effect of exchange rates on cash and cash equivalents	1,171	(1,423)
Cash and cash equivalents at the end of the year	19,596	31,313

VERONA PHARMA PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2018

1. General information

Verona Pharma plc (the "Company") and its subsidiaries (together, the "Group") are a clinical-stage biopharmaceutical group focused on developing and commercializing innovative therapeutics for the treatment of respiratory diseases with significant unmet medical needs.

The Company is a public limited company, which is dual listed on the AIM, a market of the London Stock Exchange, and The Nasdaq Global Market. The Company is incorporated and domiciled in the United Kingdom. The address of the registered office is 1 Central Square, Cardiff, CF10 1FS, United Kingdom.

The Company has two subsidiaries, Verona Pharma Inc. and Rhinopharma Limited ("Rhinopharma"), both of which are wholly owned.

On February 10, 2017, the Company effected a 50-for-1 consolidation of its shares. All references to ordinary shares, options and warrants, as well as share, per share and related information in these consolidated financial statements have been adjusted to reflect the consolidation as if it had occurred at the beginning of the earliest period presented.

On April 26, 2017, the Company announced the closing of its global offering of an aggregate of 47,399,001 new ordinary shares, consisting of the initial public offering in the United States of 5,768,000 American Depositary Shares ("ADSs") at a price of $13.50 per ADS and the private placement in Europe of 1,255,001 ordinary shares at a price of £1.32 per ordinary share, for gross proceeds of $80 million (the "Global Offering"). Each ADS offered represents eight ordinary shares of the Company. The ordinary shares offered were allotted and issued in a concurrent private placement in Europe and other countries outside of the United States and Canada.

In addition, the Chairman of Verona Pharma's board of directors, Dr. David Ebsworth, and an existing shareholder agreed to subscribe for 254,099 new ordinary shares at a price of £1.32 per ordinary share in a shareholder private placement separate from the Global Offering (the "Shareholder Private Placement"), contingent on and concurrent with the Global Offering and generating additional gross proceeds of £0.3 million.

On May 15 and May 23, 2017, pursuant to the Global Offering, the underwriters purchased an additional 733,738 ADSs, representing 5,869,904 ordinary shares, at a price of $13.50 per ADS, for additional gross proceeds of $9.9 million bringing the total gross proceeds in the Global Offering to $89.9 million (£70.0 million). Including the Shareholder Private Placement, the total gross proceeds of the capital raising amounted to $90.3 million (£70.3 million).

The ADSs trade on The Nasdaq Global Market under the symbol "VRNA" and Verona Pharma's ordinary shares trade on AIM under the symbol "VRP".

2. Accounting policies

A summary of the principal accounting policies, all of which have been applied consistently throughout the year, is set out below. 2.1 Basis of preparation The consolidated financial statements of the Group and the financial statements of the Company have been prepared in accordance with International Financial Reporting Standards ("IFRSs") as issued by the European Union and the Companies Act 2006 applicable to companies reporting under IFRS. The consolidated financial statements of the Group and the financial statements of the Company have been prepared under the historical cost convention, with the exception of derivative financial instruments which have been measured at fair value. The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group's and Company's accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 4. Going concern During the year ended December 31, 2018, the Group had a loss of £19.9 million (2017: £20.5 million). As of December 31, 2018, the Company had net assets of £62.9 million (2017: £79.9 million) of which £64.7 million (2017: £80.3 million) was cash and cash equivalents and short term investments. The operation of the Group is currently being financed from funds that the Company raised from share placings. In April and May 2017, the Company raised $90.3 million (£70.3 million) from the Global Offering and the Shareholder Private Placement. On July 29, 2016, the Company raised gross proceeds of £44.7 million from a placing, subscription and open offer (the "July 2016 Placement"). These funds are being used primarily to support the development of ensifentrine in chronic obstructive pulmonary disease ("COPD") and other chronic respiratory diseases, as well as corporate and general administrative expenditures. The Directors believe that the Group has sufficient funds to complete the current clinical trials, to cover corporate and general administration costs and for it to comply with all commitments for at least 12 months from the end of the reporting date and, accordingly, are satisfied that the going concern basis remains appropriate for the preparation of these consolidated financial statements. Business combination The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement and the fair value of any pre-existing equity interest in the subsidiary. The excess of the cost of acquisition over the fair value of the Group's share of the identifiable net assets acquired is recorded as goodwill. Goodwill arising on acquisitions is capitalized and is subject to an impairment review, both annually and when there are indications that the carrying value may not be recoverable. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. Acquisition-related costs are expensed as incurred and included in administrative expenses. Basis of consolidation These consolidated financial statements include the financial statements of Verona Pharma plc and its wholly owned subsidiaries Verona Pharma, Inc. and Rhinopharma. The acquisition method of accounting was used to account for the acquisition of Rhinopharma. Inter-company transactions, balances and unrealized gains on transactions between group companies are eliminated. Verona Pharma Inc. and Rhinopharma adopt the same accounting policies as the Company. 2.2 Foreign currency translation Items included in the Company's consolidated financial statements are measured using the currency of the primary economic environment in which the entity operates ("the functional currency"). The consolidated financial statements are presented in pounds sterling ("£"), which is the functional and presentational currency of the Group.

Transactions in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange ruling at the balance sheet date and the gains or losses on translation are included in the Consolidated Statement of Comprehensive Income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the original transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. The assets and liabilities of foreign operations are translated into pounds sterling at the rate of exchange ruling at the balance sheet date. Income and expenses are translated at weighted average exchange rates for the period. The exchange differences arising on translation for consolidation are recognized in Other Comprehensive Income. 2.3 Cash and cash equivalents Cash and cash equivalents includes cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less. 2.4 Deferred taxation Deferred tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and expected to apply when the related deferred tax is realized or the deferred liability is settled. Deferred tax assets are recognized to the extent that it is probable that the future taxable profit will be available against which the temporary differences can be utilized. 2.5 Research and development costs Capitalization of expenditure on product development commences from the point at which technical feasibility and commercial viability of the product can be demonstrated and the Group is satisfied that it is probable that future economic benefits will result from the product once completed. No such costs have been capitalized to date, given the early stage of the Group's product candidate development. Expenditure on research and development activities that do not meet the above criteria is charged to the Consolidated Statement of Comprehensive Income as incurred. 2.6 Property, plant and equipment Property, plant and equipment are stated at cost, net of depreciation and any provision for impairment. Cost includes the original purchase price of the asset and the costs attributable to bringing the asset to its working condition for its intended use. Depreciation is calculated so as to write off the cost less their estimated residual values, on a straight-line basis over the expected useful economic lives of the assets concerned. The principal annual periods used for this purpose are: Computer hardware Office equipment 2.7 Intangible assets and goodwill 3 years 5 years (a) Goodwill Goodwill arises on the acquisition of subsidiaries and represents the excess of the consideration transferred over the fair value of the identifiable net assets acquired. (b) Patents Patent costs associated with the preparation, filing, and obtaining of patents are capitalized and amortized on a straight-line basis over the estimated useful lives of the patents of ten years. (c) Computer software Amortization is calculated so as to write off the cost less estimated residual values, on a straight-line basis over the expected useful economic life of two years. (d) In-process research & development ("IP R&D") IP R&D assets acquired through business combinations which, at the time of acquisition, have not reached technical feasibility are recognized at fair value. The amounts are capitalized and are not amortized but are subject to impairment testing until completion, abandonment of the projects or when the research findings are commercialized through a revenue generating project. The Group determines whether intangible assets (including goodwill) are impaired on an annual basis or where there is an impairment indicator and this requires the estimation of the higher of fair value less costs of disposal and value in use. Upon successful completion or commercialization of the relevant project, IP R&D will be reclassified to developed technology. The Group will make a determination as to the then useful life of the developed technology, generally determined by the period in which the substantial majority of the cash flows are expected to be generated, and begin amortization. In case of abandonment the asset will be impaired. 2.8 Impairment of intangible assets, goodwill and non-financial assets Goodwill and intangible assets that have an indefinite useful life and intangible assets not ready to use are not subject to amortization. These assets are tested annually for impairment or more frequently if impairment indicators exist. Non-financial assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value (less costs of disposal) and value in use. For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows, which are largely independent of the cash flows from other assets or group of assets (cash generating units "CGUs"). 2.8 Impairment of intangible assets, goodwill and non-financial assets (continued) Goodwill is allocated to CGUs for the purpose of impairment testing. The allocation is made to those CGUs or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose. The units or group of units are identified at the lowest level at which goodwill is monitored for internal management purposes, being the operating segments. The Group is a single cash generating unit. Goodwill that arose on the acquisition of Rhinopharma has been thus allocated to this single CGU. IP R&D is tested for impairment at this level as well, since it is the lowest level at which independent cash flows can be identified. Non-financial assets, other than goodwill, that have been previously impaired are reviewed for possible reversal of the impairment at each subsequent reporting date. 2.9 Employee Benefits (a) Pension The Group operates a defined contribution pension scheme for UK employees. Contributions payable for the year are charged to the Consolidated Statement of Comprehensive Income. The contributions are recognized as employee benefit expense when they are due. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the Consolidated Statement of Financial Position. The Group has no further payment obligation once the contributions have been paid. (b) Bonus plans The Group recognizes a liability and an expense for bonus plans if contractually obligated or if there is a past practice that has created a constructive obligation. 2.10 Share-based payments The Group operates a number of equity-settled, share-based compensation schemes. The fair value of share-based payments under such schemes is expensed on a straight-line basis over the vesting period, based on the Group's estimate of shares that will eventually vest. Where equity settled transactions are entered into with third party service providers, fair value is determined by reference to the value of the services provided in lieu of payment. The expense is measured based on the services received at the date of receipt of those services and is charged to the Consolidated Statement of Comprehensive Income over the period for which the services are received and a corresponding credit is made to reserves. For other equity-settled transactions fair value is determined using the Black-Scholes model and requires several assumptions and estimates as disclosed in note 17. 2.11 Provisions Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. 2.12 Assumed contingent obligation related to the business combinations On September 19, 2006, the Group acquired Rhinopharma for a total consideration of £1.52 million payable in ordinary shares. In addition, the Group assumed certain contingent obligations owed by Rhinopharma to Vernalis Pharmaceuticals Limited (“Vernalis”), which was subsequently acquired by Ligand Pharmaceuticals, Inc. (“Ligand”), under an assignment and license agreement (the "assumed contingent consideration") following the sale of IP by Vernalis to Rhinopharma. In October 2018, Vernalis was acquired by, and became a wholly owned subsidiary of, Ligand Pharmaceuticals, Inc., or Ligand). The Group refers to the assignment and license agreement as the Ligand Agreement and now refers to Vernalis as Ligand. Pursuant to the agreement Ligand (i) assigned to the Group all of its rights to certain patents and patent applications relating to ensifentrine and related compounds (the "Ligand Patents") and (ii) granted to the Group an exclusive, worldwide, royalty-bearing license under certain Ligand know-how to develop, manufacture and commercialize products (the "Licensed Products") developed using Ligand Patents, Ligand know-how and the physical stock of certain compounds. The assumed contingent obligation comprises (a) a milestone payment on obtaining the first approval of any regulatory authority for the commercialization of a Licensed Product; (b) low to mid-single digit royalties based on the future sales performance of all Licensed Products; and (c) a portion equal to a mid-twenty percent of any consideration received from any sub-licensees for the Ligand Patents and for Ligand know-how. On the date of acquisition the fair value of the assumed contingent obligation was estimated as the expected value of the milestone payment, royalty payments and sub-license payments, based on an assessment of the probability of success using standard market probabilities for respiratory drug development. The risk-weighted value of the assumed contingent arrangement was then discounted back to its net present value applying an effective interest rate of 12%. The initial fair value of the assumed contingent obligation as of December 31, 2006, was deemed to be insignificant at the date of the acquisition, so it was not recorded. The amount of royalties payable under the agreement is based on the future sales performance of certain products, and so the total amount payable is unlimited. The level of sales that may be achieved under the agreement is difficult to predict and subject to estimate, which is inherently uncertain. The value of this assumed contingent obligation is measured at amortized cost using the effective interest rate method, and is re-measured for changes in estimated cash flows, when the probability of success changes. The assumed contingent obligation is accounted for as a liability, and any adjustments made to the value of the liability will be recognized in the Consolidated Statement of Comprehensive Income for the period. 2.13 Government and other grants The Group may receive government, regional or charitable grants to support its research efforts in defined projects where these grants provide for reimbursement of approved costs incurred as defined in the respective grants. Income in respect of such grants would include contributions towards the costs of research and development. Income would be recognized when costs under each grant are incurred in accordance with the terms and conditions of the grant and the collectability of the receivable is reasonably assured. Government, regional and charitable grants relating to costs would be deferred and recognized in the Consolidated Statement of Comprehensive Income over the period necessary to match them with the costs they are intended to compensate. When the cash in relation to recognized government, regional or charitable grants is not yet received the amount is included as a receivable on the Consolidated Statement of Financial Position. Where the grant income is directly related to the specific items of expenditure incurred, the income would be netted against such expenditure. Where the grant income is not a specific reimbursement of expenditure incurred, the Group would include such income under "Other income" in the Consolidated Statement of Comprehensive Income. 2.14 Financial instruments — initial recognition and subsequent measurement The Group classifies a financial instrument, or its component parts, as a financial liability, a financial asset or an equity instrument in accordance with the substance of the contractual arrangement and the definitions of a financial liability, a financial asset and an equity instrument. The Group evaluates the terms of the financial instrument to determine whether it contains an asset, a liability or an equity component. Such components shall be classified separately as financial assets, financial liabilities or equity instruments.

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. (a) Financial assets, initial recognition and measurement and subsequent measurement All financial assets not recorded at fair value through profit or loss, such as receivables and deposits, are recognized initially at fair value plus transaction costs. Financial assets carried at fair value through profit or loss are initially recognized at fair value, and transaction costs are expensed in the income statement. The measurement of financial assets depends on their classification. Financial assets such as receivables and deposits are subsequently measured at amortized cost using the effective interest method, less loss allowance. The Group does not hold any financial assets at fair value through profit or loss or fair value through other comprehensive income. (b) Financial liabilities, initial recognition and measurement and subsequent measurement Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is a derivative. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss. The Group's financial liabilities include trade and other payables and derivative financial instruments. (c) Derivative financial instruments Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at fair value at the end of each reporting date. The Group holds only one type of derivative financial instrument, the warrants, as explained in Note 2.15. The full fair value of the derivative is classified as a non-current liability when the warrants are exercisable in more than 12 months and as a current liability when the warrants are exercisable in less than 12 months. Changes in fair value of a derivative financial liability when related to a financing arrangement are recognized in the Consolidated Statement of Comprehensive Income within Finance income or Finance expense. Fair value gains or losses on derivatives used for non-financing arrangements are recognized in other operating income or expense. 2.15 Warrants Warrants issued by the Group to investors as part of a share subscription are compound financial instruments where the warrant meets the definition of a financial liability. The financial liability component is initially measured at fair value in the Consolidated Statement of Financial Position. Equity is measured at the residual between the subscription price for the entire instrument and the liability component. The financial liability component is remeasured depending on its classification. Equity is not remeasured. 2.16 Short Term Investments Short term investments include fixed term deposits held at banks with original maturities of more than three months but less than a year. They are classified as loans and receivables and are measured at amortized cost using the effective interest method. 2.17 Transaction costs Qualifying transaction costs might be incurred in anticipation of an issuance of equity instruments and may cross reporting periods. The entity defers these costs on the balance sheet until the equity instrument is recognized. Deferred costs are subsequently reclassified as a deduction from equity when the equity instruments are recognized, as the costs are directly attributable to the equity transaction. If the equity instruments are not subsequently issued, the transaction costs are expensed. Any costs not directly attributable to the equity transaction are expensed. Transaction costs that relate to the issue of a compound financial instrument are allocated to the liability and equity components of the instrument in proportion to the allocation of proceeds. Where the liability component is held at fair value through profit or loss, the transaction costs are expensed to the Consolidated Statement of Comprehensive Income. For liabilities held at amortized cost, transaction costs are deducted from the liability and subsequently amortized. The amount of transaction costs accounted for as a deduction from equity in the period is disclosed separately in accordance with International Accounting Standard (“IAS”) 1. 2.18 Investments in subsidiaries Investments in subsidiaries are shown at cost less any provision for impairment. 2.19 New standards, amendments and interpretations adopted by the Group The following amendments have been adopted by the Group for the first time for the financial year beginning on or after January 1, 2018: IFRS 9 "Financial instruments" IFRS 15 "Revenue from contracts with customers" IFRS 9 had no material impact on the accounting or measurement of any of the financial instruments the Group currently holds. IFRS 15 had no impact on the financial statements of the Group as it is not currently revenue generating. 2.20 New standards, amendments and interpretations issued but not effective for the financial year beginning January 1, 2018 and not early adopted New standards and amendments to standards and interpretations have been issued but are not yet effective for annual periods beginning after January 1, 2018 (noted below), and have not been adopted in preparing these consolidated financial statements. IFRS 16 "Leases" (effective for annual periods beginning on or after January 1, 2019) IFRS 16 is effective for accounting periods beginning on or after January 1, 2019 and will replace IAS 17 "Leases". It eliminates the classification of leases as either operating leases or finance leases and, instead, introduces a single lessee accounting model. The Group will recognize new assets and liabilities for its operating leases of office leases (see Note 20). The nature of expenses related to those leases will now change because the Group will recognize a depreciation charge for right-of-use assets and interest expense on lease liabilities. Previously, the Group recognized operating lease expense on a straight-line basis over the term of the lease, and recognize assets and liabilities only to the extent that there was a timing difference between actual lease payments and the expense recognized. Instead, the Group will include the payments due under the lease in its lease liability. Based on the information currently available, using the modified retrospective method, the Group estimates that it will recognize additional lease liabilities of £316 thousand and assets of £325 thousand as of January 1, 2019. There will be no material impact on other lines in the financial statements. 3. Financial Instruments 3.1 Financial Risk Factors The Group's activities have exposed it to a variety of financial risks: market risk (including currency risk and interest rate risk), credit risk, and liquidity risk. The Group's overall risk management program is focused on preservation of capital and the unpredictability of financial markets and has sought to minimize potential adverse effects on the Group's financial performance and position. (a) Currency risk Foreign currency risk reflects the risk that the Group's net assets will be negatively impacted due to fluctuations in exchange rates. The Group has not entered into foreign exchange contracts to hedge against gains or losses from foreign exchange fluctuations. The summary quantitative date about the Group's exposure to currency risk is as follows. Figures are the pounds sterling values of balances in each currency: December 31, 2018 December 31, 2017 USD EUR USD EUR £'000s £'000s £'000s £'000s Cash and cash equivalents 8,470 21 16,806 301

Short term Investments	25,069	—	19,718	—
Trade and other payables	4,329	532	276	403

Sensitivity Analysis

A reasonably possible strengthening (weakening) of the Euro, U.S. dollar, or pounds sterling against all other currencies as of December 31, 2018 and 2017 would have affected the measurement of the financial instruments denominated in a foreign currency and affected equity and profit and loss by the amounts shown below. This analysis assumes that all other variables remain constant.

	Profit or loss and equity	
	Strengthening	**Weakening**
December 31, 2018	**£'000s**	**£'000s**
EUR (5% movement)	(26)	26
USD (5% Movement)	1,461	(1,461)
December 31, 2017	**£'000s**	**£'000s**
EUR (5% movement)	35	(35)
USD (5% Movement)	1,840	(1,840)

Foreign currency denominated trade payables are short term in nature (generally 30 to 45 days). The Group has a U.S. operation, the net assets of which are exposed to foreign currency translation risk.

(b) Credit risk

Credit risk reflects the risk that the Group may be unable to recover contractual receivables. As the Group is still in the development stage no policies are currently required to mitigate this risk.

For banks and financial institutions, only independently rated parties with a minimum rating of "B+" are accepted. The Directors recognize that this is an area in which they may need to develop specific policies should the Group become exposed to further financial risks as the business develops.

As of December 31, 2018, and December 31, 2017, cash and cash equivalents and short term investments were placed at the following banks:

Cash and Cash Equivalents	**Year ended December 31, 2018**	**Credit rating**	**Year ended December 31, 2017**	**Credit rating**
	£'000		**£'000**	
Banks				
Royal Bank of Scotland	150	A1	16,623	A2
Lloyds Bank	15,862	Aa3	13,448	Aa3
Standard Chartered	—	A1	1,242	A1
Citibank	3,135	A1	—	—
Barclays	449	A2	—	—
Wells Fargo	188	Aa1	130	Aa1
Total	19,784		31,443	

Short Term Investments	**Year ended December 31, 2018**	**Credit rating**	**Year ended December 31, 2017**	**Credit rating**
	£'000		**£'000**	
Banks				
Royal Bank of Scotland	9,186	A1	15,316	A2
Lloyds Bank	1,567	Aa3	11,036	Aa3
Standard Chartered	15,450	A1	22,467	A1
Citibank	7,053	A1	—	—
Barclays	11,663	A2	—	—
Total	44,919		48,819

(c) Management of capital

The Group considers capital to be its equity reserves. At the current stage of the Group's life cycle, the Group's objective in managing its capital is to ensure funds raised meet the research and operating requirements until the next development stage of the Group's suite of projects.

The Group ensures it is meeting its objectives by reviewing its Key Performance Indicators to ensure the research activities are progressing in line with expectations, costs are controlled and unused funds are placed on deposit to conserve resources and increase returns on surplus cash held.

(d) Interest rate risk

As of December 31, 2018, the Group had cash deposits of £19.8 million (2017: £31.4 million) and short term investments of £44.9 million (2017: £48.8 million). The rates of interest received during 2018 ranged between 0.0% and 2.87%. A 0.25% increase in interest rates would not have a material impact on finance income. The Group's exposure to interest rate risk, which is the risk that the interest received will fluctuate as a result of changes in market interest rates on classes of financial assets and financial liabilities, was as follows:

	December 31, 2018		December 31, 2017	
	Floating interest rate	Fixed Interest rate	Floating interest rate	Fixed Interest rate
	£'000s	£'000s	£'000s	£'000s
Financial asset				
Cash deposits	15,082	4,702	25,720	5,723
Short Term Investments	—	44,919	—	48,819
Total	15,082	49,621	25,720	54,542

(e) Liquidity risk

The Group prepares periodic working capital forecasts for the foreseeable future, allowing an assessment of the cash requirements of the Group, to manage liquidity risk. The following table provides an analysis of the Group's financial liabilities. The carrying value of all balances is equal to their fair value. The Group's maturity analysis for the derivative financial instrument from the issue of warrants is given in note 18.

	LESS THAN 1 YEAR	BETWEEN 1 AND 2 YEARS	BETWEEN 2 AND 5 YEARS	OVER 5 YEARS(1)
	£'000s	£'000s	£'000s	£'000s
At December 31, 2018				
Trade payables	2,839	—	—	—
Other payables	12	—	—	—
Accruals	4,882	—	—	—
Contingent obligation	—	—	—	1,807
Total	7,733	—	—	1,807

(1) This table includes the undiscounted amount of the assumed contingent obligation. See note 20.

	LESS THAN 1 YEAR	BETWEEN 1 AND 2 YEARS	BETWEEN 2 AND 5 YEARS	OVER 5 YEARS(1)
	£'000s	£'000s	£'000s	£'000s
At December 31, 2017				
Trade payables	1,214	—	—	—
Other payables	74	—	—	—
Accruals	5,866	—	—	—
Contingent obligation	—	—	—	1,807

Total 7,154 — — 1,807 (1)This table includes the undiscounted amount of the assumed contingent obligation. See note 20. 3.2 Fair value estimation The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate to fair value due to their short-term nature. The carrying amount of the assumed contingent liability approximates to fair value as the underlying assumptions are currently similar. For financial instruments that are measured in the Consolidated Statement of Financial Position at fair value, IFRS 7 requires disclosure of fair value measurements by level of the following fair value measurement hierarchy: Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1); Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly (level 2); and Inputs for the asset or liability that are not based on observable market data (level 3). For the year ended December 31, 2018, and 2017, fair value adjustments to financial instruments through profit and loss resulted in the recognition of finance loss of £1.2 million in 2018 and a finance income of £6.7 million in 2017. The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to ascertain the fair value of an instrument are observable, the instrument is included in level 2. If one or more of the significant inputs are not based on observable market data, the instrument is included in level 3. Level 3 Total £'000s £'000s At December 31, 2018 Derivative financial instrument Total 2,492 2,492 2,492 2,492 Movements in Level 3 items during the years ended December 31, 2018, and 2017 are as follows: Derivative financial instrument 2018 2017 £'000s 1,273 1,219 £'000s 7,923 (6,650) At January 1 Fair value adjustments recognized in profit and loss At December 31 2,492 1,273 Further details relating to the derivative financial instrument are set out in notes 4 and 18 of these financial statements. In determining the fair value of the derivative financial instrument, the Group applied the Black Scholes model; key inputs include the share price at reporting date, estimations on timelines, volatility and risk-free rates. These assumptions and the impact of changes in these assumptions, where material, are disclosed in note 18. 3.3 Change in liabilities arising from financing activities The Group has provided a reconciliation so that changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes can be evaluated. 2018 Derivative financial instrument £'000s 1,273 1,219 At January 1 Fair value adjustments - non cash At December 31 See note 18 for information relating to the derivative financial instrument. 2,492 4. Critical accounting estimates and judgments The preparation of financial statements in conformity with IFRS requires the use of accounting estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Although these estimates are based on management's best knowledge of current events and actions, actual results ultimately may differ from those estimates. IFRS also requires management to exercise its judgment in the process of applying the Group's accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are as follows: (a) Assumed contingent obligation The Group has a material obligation for the future payment of royalties and milestones associated with contractual obligations on ensifentrine, a development product acquired as part of the acquisition of Rhinopharma. The estimation of the fair value of the assumed contingent obligation on acquisition requires the selection of an appropriate valuation model, consideration as to the inputs necessary for the valuation model chosen, the estimation of the likelihood that the regulatory approval milestone will be achieved and estimates of the future cash flows and their timing (for further detail see note 20). The estimates for the assumed contingent obligation are based on a discounted cash flow model. Key estimates included in the fair value calculation of deferred consideration are: development, regulatory and marketing risks associated with progressing the product to market approval in key target territories; market size and product acceptance by clinicians, patients and reimbursement bodies; gross and net selling price; costs of manufacturing, product distribution and marketing support; launch of competitive products; and discount rate and time to crystallization of contingent consideration. When there is a change in the expected cash flows, the assumed contingent obligation is re-measured with the change in value going through the Consolidated Statement of Comprehensive Income. Cash flow estimates are revised when the probability of success changes. The assumed contingent obligation is measured at amortized cost with the discount unwinding in the Consolidated Statement of Comprehensive Income throughout the year. Actual outcomes could differ significantly from the estimates made. The value of the assumed contingent obligation as of December 31, 2018 amounted to £1.0 million. (2017: £0.9 million). The increase in value of the assumed contingent obligation during 2018 amounted to £0.1 million (2017: £0.1 million) and the movement relates to unwinding the discount on the liability and retranslating for changes in U.S. dollar exchange rates. The expense relating to the unwinding of the discount was recorded in finance expense. There was no change in the year to the probability of success and consequently cash flow estimates were not revised. The discount percentage applied is 12%. (b) Valuation of the July 2016 warrants Pursuant to the July 2016 Placement, the Company issued 31,115,926 units to new and existing investors at the placing price of £1.4365 per unit. Each unit comprises one ordinary share and one warrant. The warrants entitle the investors to subscribe for in aggregate a maximum of 12,401,262 ordinary shares.

In accordance with IAS 32 and the Group's accounting policy, as disclosed in note 2.15, the Group classified the warrants as a derivative financial liability to be presented on the Group's Consolidated Statement of Financial Position.

The fair value of these warrants is determined by applying the Black-Scholes model. Assumptions are made on inputs such as time to maturity, the share price, volatility and risk free rate in order to determine the fair value per warrant. For further details see note 18.

(c) Recognition of research and development expenditure

The Group incurs research and development expenditure from third parties. The Group recognizes this expenditure in line with the management's best estimation of the stage of completion of each research and development project. This includes the calculation of accrued costs at each period end to account for expenditure that has been incurred. This requires management to estimate full costs to complete for each project and also to estimate its current stage of completion. Costs relating to clinical research organization expenses in the year were £14.0 million. The related accruals and prepayments were £3.4 million and £0.7 million, respectively.

(d) Transaction costs related to the Global Offering

In 2017, the Group incurred various transaction costs relating to the Global Offering, including commissions, professional advisor fees, financial advice, listing fees and other costs. When management judged them to be incremental costs directly attributable to the transaction they were accounted for as a deduction from equity. Otherwise the costs were expensed to the Consolidated Income Statement as incurred.

5. Earnings per share

Basic loss per ordinary share of 18.9p (2017: 23.4p) for the Group is calculated by dividing the loss for the year ended December 31, 2018 by the weighted average number of ordinary shares in issue of 105,110,504 as of December 31, 2018 (2017: 87,748,031). Potential ordinary shares are not treated as dilutive as the entity is loss making and such shares would be anti-dilutive.

6. Segmental reporting

The Group's activities are covered by one operating and reporting segment: Drug Development. There have been no changes to management's assessment of the operating and reporting segment of the Group during the year.
All non-current assets are based in the United Kingdom.

7. Operating loss

Group

	Year ended December 31, 2018 £'000s	Year ended December 31, 2017 £'000s
Operating Loss is stated after charging / (crediting):		
Research and development costs:		
Employee benefits (note 8)	3,360	3,435
Amortization of patents (note 12)	85	111
Legal, professional consulting and listing fees	161	331
Other research and development expenses	15,688	19,840
Total research and development costs	19,294	23,717
General and administrative costs:		
Employee benefits (note 8)	3,240	2,857
Legal, professional consulting and listing fees	1,296	2,045
Amortization of computer software (note 12)	5	5
Depreciation of property, plant and equipment (note 13)	8	7
Operating lease charge — land and buildings	384	294
(Gain) / Loss on variations in foreign exchange rate	(9)	36

Other general and administrative expenses	1,373	795
Total general and administrative costs	6,297	6,039
Operating loss	25,591	29,756

During the periods indicated, the Group obtained the services from and paid the fees of the Group's auditors and their associates as detailed below:

	Year ended December 31, 2018	Year ended December 31, 2017
	£'000s	£'000s
Audit of Verona Pharma plc and consolidated financial statements	114	117
Audit related services	68	333
Other services	86	150
Total	268	600

Audit-Related Services

For the year ended December 31, 2018, audit related services include fees for quarterly interim reviews.

For the year ended December 31, 2017, audit related services include fees for quarterly interim reviews and assurance on information included in the Group's U.S. registration statement for the Global Offering.

Other Services

For the year ended December 31, 2018, other fees related to a review of the Group's F-3 shelf registration statement.

For the year ended December 31, 2017, the Group incurred other services related to advice on compliance with Sarbanes-Oxley legislation.

8. Directors' emoluments and staff costs

Group

	Year ended December 31, 2018	Year ended December 31, 2017
The average number of employees (excluding directors) of the Group during the year:		
Research and Development	7	7
General and Administrative	7	5
Total	14	12

	Year ended December 31, 2018	Year ended December 31, 2017
	£'000s	£'000s
Aggregate emoluments of directors:		
Salaries and other short-term employee benefits	830	897
Social security costs	94	103
Incremental payment for additional services	27	—
Other pension costs	10	17
Total directors' emoluments	961	1,017
Share-based payment charge	1,337	1,037
Directors' emoluments including share-based payment charge	2,298	2,054

	Year ended December 31, 2018	Year ended December 31, 2017
	£'000s	£'000s
Aggregate executive officers costs:		
Wages and salaries	857	864
Social security costs	83	81
Share-based payment charge	769	1,332
Other pension costs	19	17
Total executive officers costs	1,728	2,294

	Year ended December 31, 2018	Year ended December 31, 2017
	£'000s	£'000s
Aggregate other staff costs:		
Wages and salaries	1,622	1,272
Social security costs	150	101
Share-based payment charge	795	550
Other pension costs	34	21
Total other staff costs	2,601	1,944

The Group considers key management personnel to comprise directors and executive officers.

The Group operates a defined contribution pension scheme for U.K. employees and executive directors. The total pension cost during the year ended December 31, 2018 was £63 thousand (2017: £55 thousand). There were no prepaid or accrued contributions to the scheme at December 31, 2018 (2017: £nil).

Company

	Year ended December 31, 2018	Year ended December 31, 2017
The average number of employees (excluding directors) of the Company during the year:		
Research and Development	4	4
General and Administrative	7	4
Total	11	8

	Year ended December 31, 2018	Year ended December 31, 2017
	£'000s	£'000s
Aggregate emoluments of directors:		
Salaries and other short-term employee benefits	830	897
Social security costs	94	103
Incremental payment for additional services	27	—
Other pension costs	10	17
Total directors' emoluments	961	1,017

Share-based payment charge	1,337	1,037
Directors' emoluments including share-based payment charge	2,298	2,054

	Year ended December 31, 2018 £'000s	Year ended December 31, 2017 £'000s
Aggregate executive officers costs:		
Wages and salaries	532	515
Social security costs	73	71
Share-based payment charge	957	829
Other pension costs	19	17
Total executive officers costs	1,581	1,432

	Year ended December 31, 2018 £'000s	Year ended December 31, 2017 £'000s
Aggregate other staff costs:		
Wages and salaries	984	758
Social security costs	118	91
Share-based payment charge	571	419
Other pension costs	34	21
Total other staff costs	1,707	1,289

The Company considers key management personnel to comprise directors and executive officers.

The Group operates a defined contribution pension scheme for U.K. employees and executive directors. The total pension cost during the year ended December 31, 2018 was £63 thousand (2017: £55 thousand). There were no prepaid or accrued contributions to the scheme at December 31, 2018 (2017: £nil).

In respect of Directors' remuneration, the Group has taken advantage of the permission in Paragraph 6(2) of Statutory Instrument 2008/410 to omit aggregate information that is capable of being ascertained from the detailed disclosures in the audited section of the Directors' Remuneration Report of the statutory accounts,

9. Finance income and expense

	Year ended December 31, 2018 £'000s	Year ended December 31, 2017 £'000s
Finance income:		
Interest received on cash balances	861	345
Foreign exchange gain on translating foreign currency denominated balances	1,922	—
Fair value adjustment on derivative financial instruments (note 18)	—	6,650
Other Income	—	23
Total finance income	2,783	7,018

	Year ended	Year ended

	December 31, 2018	December 31, 2017
	£'000s	£'000s
Finance expense:		
Fair value adjustment on derivative financial instruments (note 18)	1,219	—
Foreign exchange loss on translating foreign currency denominated balances	—	2,392
Unwinding of discount factor related to the assumed contingent arrangement (note 20)	106	73
Total finance expense	1,325	2,465

10. Taxation

	Year ended December 31, 2018	Year ended December 31, 2017
	£'000s	£'000s
Analysis of tax credit for the year		
Current tax:		
U.K. tax credit	(4,290)	(5,006)
U.S. tax charge	30	306
Adjustment in respect of prior periods	28	(6)
Total tax credit	(4,232)	(4,706)
Factors affecting the tax credit for the year		
Loss on ordinary activities before taxation	(24,133)	(25,203)
Multiplied by standard rate of corporation tax of 19% (2017: 19.25%)	(4,585)	(4,852)
Effects of:		
Non-deductible expenses	540	675
Fair value adjustment on derivative financial instruments	232	(1,280)
Research and development incentive	(1,846)	(2,116)
Temporary differences not recognized	(3)	(2)
Difference in overseas tax rates	8	136
Tax losses carried forward not recognized	1,394	2,739
Adjustment in respect of prior periods	28	(6)
Total tax credit	(4,232)	(4,706)

U.K. corporation tax is charged at 19% (2017: 19.25%) and U.S. federal and state tax at 27.6% (2017 : 35%).

The following tables represent deferred tax balances recognized in the Consolidated Statement of Financial Position. There were no movements in either the deferred tax asset or the deferred tax liability.

	As at December 31, 2018	As at December 31, 2017
	£'000s	£'000s
Deferred tax assets	250	250
Deferred tax liabilities	(250)	(250)
Net balances	—	—

The deferred tax liability relates to the difference between the accounting and tax bases of the IP R&D intangible asset. A deferred tax asset relating to UK tax losses has been recognized and offset against the liability.

Factors that may affect future tax charges

The Group has U.K. tax losses available for offset against future profits in the United Kingdom. However an additional deferred tax asset has not been recognized in respect of such items due to uncertainty of future profit streams. As of December 31, 2018, the unrecognized deferred tax asset at 17% is estimated to be £6.65 million (2017: £5.43 million at 17%).

11. Goodwill

Group and Company

	As of December 31, 2018	As of December 31, 2017
	£'000s	£'000s
Goodwill at January 1 and December 31	441	441

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with the acquisition of Rhinopharma in September 2006. Goodwill is not amortized, but is tested annually for impairment.

Recognizing that the Group is still in its pre-revenue phase and that the research projects are not yet ready for commercial use, the Group assesses the recoverable amount of the CGU containing the IP R&D and goodwill with reference to the Group's market capitalization as of December 31, 2018, the date of testing of IP R&D and goodwill impairment. The market capitalization of the Group was approximately £92.2 million as of December 31, 2018, (2017: £109.7 million) compared to the Group's net assets of £62.9 million (2017: £79.9 million). Therefore, no impairment was recognized.

12. Intangible assets

Group and Company

	IP R&D	Computer software	Patents	Total
	£'000s	£'000s	£'000s	£'000s
Cost				
At January 1, 2017	1,469	6	592	2,067
Additions	—	5	203	208
Disposals	—	—	(68)	(68)
At December 31, 2017	1,469	11	727	2,207
Accumulated amortization				
At January 1, 2017	—	1	189	190
Charge for year	—	5	111	116
Disposals	—	—	(68)	(68)
At December 31, 2017	—	6	232	238
Net book value				
At December 31, 2017	1,469	5	495	1,969

	IP R&D	Computer software	Patents	Total
	£'000s	£'000s	£'000s	£'000s
Cost				
At January 1, 2018	1,469	11	727	2,207
Additions	—	4	251	255
Disposals	—	—	(6)	(6)
At December 31, 2018	1,469	15	972	2,456
Accumulated amortization				
At January 1, 2018	—	6	232	238

Charge for year	—	5	85	90
Disposals	—	—	(6)	(6)
At December 31, 2018	—	11	311	322
Net book value				
At December 31, 2018	1,469	4	661	2,134

Intangible assets comprise patents, computer software and an IP R&D asset that arose on the acquisition of Rhinopharma and investment in patents to protect ensifentrine.

IP R&D is currently not amortized and is reviewed for impairment on an annual basis, together with goodwill, or where there is an indication that the assets might be impaired until the asset is brought into use.

Patents are amortized over a period of ten years and are regularly reviewed for impairment to ensure the carrying amount exceeds the recoverable amount in accordance with note 2.8.

Recognizing that the Group is still in its pre-revenue phase and that the research projects are not yet ready for commercial use, the Group assesses the recoverable amount of the CGU containing the IP R&D and goodwill with reference to the Group's market capitalization as of December 31, 2018, the date of testing of IP R&D and goodwill impairment. The market capitalization of the Group was approximately £92.2 million as of December 31, 2018, (2017: £109.7 million) compared to the Group's net assets of £62.9 million (2017: £79.9 million). Therefore, no impairment was recognized.

The Group notes that after the reduction in the share price since December 31, 2018, and as of February 21, 2019 the market value of the Group was £6.6 million less than the net book value as at 31 December 2018. The Group judges that the decline in the share price was a reaction to recent clinical trial results and was driven by relatively low trading volumes. The Group believes that the trial data was encouraging and notes that this has not resulted in a significant change in development plans, timelines, potential market share or pricing.

13. Property, plant and equipment

Group and Company

	Computer hardware	**Total**
	£'000s	**£'000s**
Cost		
At January 1, 2017	17	17
Additions	9	9
At December 31, 2017	26	26
Accumulated depreciation		
At January 1, 2017	3	3
Charge for the year	7	7
At December 31, 2017	10	10
Net book value		
At December 31, 2017	16	16

	Computer hardware	**Total**
	£'000s	**£'000s**
Cost		
At January 1, 2018	26	26
Additions	13	13
At December 31, 2018	39	39
Accumulated depreciation		
At January 1, 2018	10	10
Charge for the year	8	8
At December 31, 2018	18	18
Net book value

At December 31, 2018	21	21

14. Investment in subsidiaries

Company

The Company has two wholly owned subsidiaries, Rhinopharma Limited and Verona Pharma Inc.

	As of December 31, 2018	As of December 31, 2017
	£'000s	£'000s
Net book value:		
At the start of the year	877	243
Capital contribution arising from share-based payments	36	634
Net book amount at the end of year	913	877

A capital contribution arises where share-based payments are provided to employees of the subsidiary undertaking, Verona Pharma Inc, settled with equity to be issued by the Company.

The Company's investments comprise interests in Group undertakings, details of which are shown below:

Name of undertaking	Verona Pharma Inc.	Rhinopharma Limited
Country of incorporation	Delaware USA	British Columbia Canada
Description of shares held	$0.001 Common stock	Without Par Value Common shares
Proportion of shares held by the Company	100%	100%

Verona Pharma Inc. was incorporated on the 12 December 2014 under the laws of the State of Delaware, USA and has its registered office at 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, Delaware, United States of America.

Rhinopharma Limited is incorporated under the laws of the Province of British Columbia, Canada and has its registered office at Suite 700, 625 Howe Street, Vancouver, British Columbia, Canada V6C 2T6. Rhinopharma Limited was a drug discovery and development company focused on developing proprietary drugs to treat allergic rhinitis and other respiratory diseases prior to its acquisition by the Company on September 18, 2006.

15. Prepayments and other receivables

Group

	As of December 31, 2018	As of December 31, 2017
	£'000s	£'000s
Prepayments	1,362	1,138
Other receivables	1,101	672
Total prepayments and other receivables	2,463	1,810

The prepayments balance includes prepayments for insurance and clinical activities.

Company

	As of December 31, 2018	As of December 31, 2017
	£'000s	£'000s
Prepayments	1,346	1,135
Other receivables	1,069	663

Amounts due from group undertakings	187	172
Total prepayments and other receivables	2,602	1,970

Amounts due from group undertakings are unsecured, interest free and repayable on demand.

The prepayments balance includes prepayments for insurance and clinical activities.

16. Share Capital

Group and Company

The movements in the Company's share capital are summarized below:

Date	Description	Number of shares	Share Capital amounts in £'000
January 1, 2017		**51,361,063**	**2,568**
May 2, 2017	Issuance of shares	47,653,100	2,383
May 18, 2017	Issuance of shares	5,539,080	277
May 26, 2017	Issuance of shares	330,824	17
September 13, 2017	Exercise of options	133,333	6
As at December 31, 2017		**105,017,400**	**5,251**
August 9, 2018	Vesting of RSUs	58,112	3
September 20, 2018	Vesting of RSUs	251,125	12
As at December 31, 2018		**105,326,637**	**5,266**

The total number of authorized ordinary shares, with a nominal value of £0.05 each, is 200,000,000 (share capital of £10,000,000). All 105,326,637 ordinary shares at December 31, 2018 are allotted, unrestricted, called up and fully paid.

As at December 31, 2018, the number of ordinary shares in issue was 105,326,637. All new ordinary shares rank pari passu with existing ordinary shares.

During 2018, the Company issued 309,237 ordinary shares upon vesting of employee restricted share units.

On April 26, 2017, the Group announced the closing of the Global Offering of an aggregate of 47,399,001 new ordinary shares, comprising 5,768,000 ADSs at a price of $13.50 per ADS and 1,255,001 ordinary shares at a price of £1.32 per ordinary share. During May 2017, the underwriters purchased an additional 733,738 ADSs, representing 5,869,904 ordinary shares, at a price of $13.50 per ADS. The total gross proceeds in the Global Offering amounted to $89.9 million (£70.0 million).

In addition, the Chairman of Verona Pharma's board of directors, Dr. David Ebsworth, and an existing shareholder agreed to subscribe for 254,099 new ordinary shares at a price of £1.32 per ordinary share in the Shareholder Private Placement, contingent on and concurrent with the Global Offering and generating gross proceeds of £0.3 million.

Where there is a time and foreign exchange difference between proceeds from a share issue becoming due and being received, the movement is taken to Finance income or Finance expense as appropriate. In respect of the Global Offering and Shareholder Private Placement, the Group recorded a finance expense of £439 thousand arising from movements in exchange rates on funds receivable, offset by a saving on commission payable of £31 thousand, for a net finance expense of £408 thousand.

On September 13, 2017, the Company issued 133,333 new shares upon exercise of share options at 110p per share, resulting in proceeds of £147 thousand to the Group.

On February 8, 2017, the board of directors of the Group approved a share consolidation where every 50 existing ordinary shares of £0.001 were consolidated into one ordinary share of £0.05. 17. Share-based payments charge Group and Company In accordance with IFRS 2 "Share Based Payments," the cost of equity-settled transactions is measured by reference to their fair value at the date at which they are granted. Where equity-settled transactions were entered into with third party service providers, fair value is determined by reference to the value of the services provided. For other equity-settled transactions fair value is determined using the Black-Scholes model. The cost of equity-settled transactions is recognized over the period until the award vests. No expense is recognized for awards that do not ultimately vest. At each reporting date, the cumulative expense recognized for equity-based transactions reflects the extent to which the vesting period has expired and the number of awards that, in the opinion of the Directors at that date, will ultimately vest. The costs of equity-settled share-based payments to employees are recognized in the Statement of Comprehensive Income, together with a corresponding increase in equity during the vesting period. During the twelve months ended December 31, 2018, the Group recognized a share-based payment expense of £2.90 million (2017: £2.92 million). The charge is included within both general and administrative costs as well as in research and development costs and represents the current year's allocation of the expense for relevant share options. The Group granted share options under an Unapproved Share Option Scheme (the "Unapproved Scheme"). Under the Unapproved Scheme, options were granted to employees, directors and consultants to acquire shares at a price to be determined by the Directors. In general, options granted prior to December 31, 2016 were granted at a premium to the share price at the date of grant and vested over a period of three years from the date of grant, one third vesting on the first anniversary of grant, a further third vesting on the second anniversary of grant and the remainder vesting on the third anniversary of grant. Options granted since January 1, 2017 generally vest over three or four years from the date of the grant using two different methods. The first method is one third vesting over one year, the second third vesting over two years and the final third vesting over three years. The second method is one quarter vesting over one year, the second quarter vesting over two years, the third quarter vesting over three years and the final quarter vesting over four years. The vesting period is defined as the period between the date of grant and the date when the options become exercisable. The options are exercisable during a period ending ten years after the date of grant. Options were issued to advisors under the Unapproved Scheme. Such options generally vested immediately and were exercisable between one and two years after grant. In 2016, the Group issued options under its tax efficient EMI Option Scheme (the "EMI Scheme"). Under the EMI Scheme, options were granted to employees and directors who were contracted to work at least 25 hours a week for the Group or for at least 75% of their working time. The options granted under the EMI Scheme are exercisable at a price that is above the share price at the date of the grant and in accordance with a vesting schedule determined by the Directors at the time of grant and have an exercise period of ten years from the date of grant. Under its 2017 Incentive Award Plan, the Group grants RSUs to employees and directors. The RSUs vest over a period of three or four years from the date of the grant using two different methods. The first method is one third vesting over one year, the second third vesting over two years and the final third vesting over three years. The second method is one quarter vesting over one year, the second quarter vesting over two years, the third quarter vesting over three years and the final quarter vesting over four years. In the year ended December 31, 2018, under the 2017 Incentive Award Plan, the Group granted 2,090,847 (2017: 4,656,828 ) share options and 273,390 RSUs (2017: 1,052,236 ). The total fair values of the options and RSUs were estimated using the Black-Scholes option-pricing model for equity-settled transactions and amounted to £2.32 million (2017: £5.33 million). The cost is amortized over the vesting period of the options and RSUs on a straight-line basis. The following assumptions were used for the Black-Scholes valuation of share options and RSUs granted in 2017 and 2018. For the options granted under the Unapproved Scheme the table indicates the ranges used in determining the fair-market values, aligning with the various dates of the underlying grants. The volatility is calculated using historic weekly averages of the Group's share price over a period that is in line with the expected life of the options and RSUs. Unapproved Scheme Restricted Stock Units Issued in 2017

Options granted	4,656,828	1,052,236
Risk-free interest rate	0.29% - 0.62%	0.42%-0.62%
Expected life of options	5.5 – 7.0 years	5.5 – 7.0 years
Annualized volatility	71.3% - 73.3%	71.3% - 73.3%
Dividend rate	0.00%	0.00%
Vesting period	1 to 4 years	1 to 4 years

Issued in 2018	**Unapproved Scheme**	**Restricted Stock Units**
Options granted	2,090,847	273,390
Risk-free interest rate	1.08% - 1.22%	1.08% - 1.22%
Expected life of options	5.5 - 7 years	5.5 - 7 years
Annualized volatility	69.88% -71.35%	69.88% -71.35%
Dividend rate	0.00%	0.00%
Vesting period	1 to 4 years	1 to 4 years

The Group had the following share options movements in the year ended December 31, 2018:

Year of issue	**Exercise price (£)**	**At January 1, 2018**	**Options granted**	**Options forfeited**	**Options expired**	**At December 31, 2018**	**Expiry date**
2012	2.50 - 7.50	99,993	—	—	—	99,993	June 1, 2022
2013	2	99,990	—	—	—	99,990	April 15, 2023
2013	2.00	159,999	—	—	—	159,999	July 29, 2023
2014	1.75	109,998	—	—	—	109,998	May 15, 2024
2014	1.75	49,998	—	—	—	49,998	May 15, 2024 *
2014	1.10 - 1.75	66,667	—	—	(66,667)	—	August 6, 2018 **
2015	1.25	41,997	—	—	—	41,997	January 29, 2025 *
2015	1.25	549,999	—	—	—	549,999	January 29, 2025
2016	2	260,000	—	(20,000)	—	240,000	February 2, 2026
2016	2.00	21,996	—	—	—	21,996	February 2, 2026 *
2016	1.80	809,996	—	(133,332)	—	676,664	August 3, 2026
2016	1.89	299,997	—	—	—	299,997	September 13, 2026
2016	2.04	300,000	—	—	—	300,000	September 16, 2026
2017	1.32 - 1.525	4,656,828	—	(563,664)	—	4,093,164	April 26, 2027
2018	1.46	—	2,090,847	(82,528)	—	2,008,319	March 8, 2028
Total		7,527,458	2,090,847	(799,524)	(66,667)	8,752,114	

* Options granted under the EMI Scheme.

** Valued based on fair value of services received.

The Company had the following RSU movements in the year ended December 31, 2018:

Year of issue	Exercise price (£)	At January 1, 2018	Units granted	Units vested	Units forfeited	At December 31, 2018	Expiry date
2017	n/a	1,052,236	—	(309,237)	(13,012)	729,987	April 26, 2027
2018	n/a	—	273,390	—	(140,904)	132,486	March 8, 2028
Total		1,052,236	273,390	(309,237)	(153,916)	862,473	

Outstanding and exercisable share options by scheme as of December 31, 2018:

Plan	Outstanding	Exercisable	Weighted average exercise price in £ for Outstanding	Weighted average exercise price in £ for Exercisable
Unapproved	8,538,130	3,336,232	1.49	1.57
EMI	213,984	206,652	3.06	3.09
Total	8,752,114	3,542,884	1.53	1.66

As of December 31, 2018, there were no restricted share options exercisable (2017: nil) and there is no exercise price for restricted share options.

The options outstanding at December 31, 2018 had a weighted average remaining contractual life of 8 years (2017: 8.6 years). For 2017 and 2018, the number of options granted and expired and the weighted average exercise price of options were as follows:

	Number of options	Weighted average exercise price (£)
At January 1, 2017	3,037,296	1.87
Options granted in 2017:		
Employees	3,150,846	1.32
Directors	1,505,982	1.32
Options exercised in the year	(133,333)	1.10
Options expired in the year	(33,333)	1.90
At December 31, 2017	7,527,458	1.53
Exercisable at December 31, 2017	797,333	2.04

	Number of options	Weighted average exercise price (£)
At January 1, 2018	7,527,458	1.53
Options granted in 2018:		
Employees	1,222,089	1.46
Directors	868,758	1.46
Options forfeited in the year	(799,524)	1.43
Options expired in the year	(66,667)	1.75
At December 31, 2018	8,752,114	1.53
Exercisable at December 31, 2018	3,542,884	1.66

The following table shows the number of RSUs issued in 2017. There were no RSUs forfeited, cancelled or vested in 2017. The fair value of each unvested RSU at grant date was £1.32.

	Number

of RSUs At January 1, 2017 Granted: Employees Directors At December 31, 2017 — 705,841 346,395 1,052,236 The following table shows the number of RSUs issued, exercised and forfeited in 2018. The fair value of each unvested RSU granted in 2018 was £1.46. Number of RSUs At January 1, 2018 Granted: Employees Directors RSUs vested in the year RSUs forfeited in the year At December 31, 2018 1,052,236 136,404 136,986 (309,237) (153,916) 862,473 The cost is amortized over the vesting period of the options on a straight-line basis. The expense for the Group during 2018 amounted to £2.9m and £0.04m in relation to Verona Pharma Inc is held as an investment. 18. Derivative financial instrument Group and Company Pursuant to the July 2016 Placement, on July 29, 2016, the Group issued 31,115,926 units to new and existing investors at the placing price of £1.4365 per unit. Each unit comprises one ordinary share and one warrant. The warrant holders can subscribe for 0.4 of an ordinary share at a per share exercise price of 120% of the placing price or £1.7238. The warrant holders can opt for a cashless exercise of their warrants, whereby the warrant holders can choose to exchange the warrants held for reduced number of warrants exercisable at nil consideration. The reduced number of warrants is calculated based on a formula considering the share price and the exercise price of the warrants. The warrants are therefore classified as a derivative financial liability, since their exercise could result in a variable number of shares to be issued. The warrants entitled the investors to subscribe for in aggregate a maximum of 12,401,262 shares. The warrants can be exercised on the "Commencement Date" which is defined as the earlier of the consummation of the Global Offering (being May 2, 2017) or the first anniversary of the grant, and the exercise period shall end on the fifth anniversary of the commencement date (being May 2, 2022). The ordinary shares and warrants were accounted for as a compound financial instrument. The warrants component of the instrument issued at the July 2016 Placement was classified as a derivative financial liability and was initially measured at fair value of £9.0 million. The residual amount of proceeds totaling £35.7 million was recognized within equity. Subsequently the financial liability was re-measured at the reporting date at fair value through profit or loss. The total of transaction costs the Group incurred for the above transactions amounted to £2.9 million of which £0.6 million was allocated to the warrants and the remaining £2.3 million was presented as a reduction to share premium, by reference to the proceeds allocated to each component. The amount assigned to the financial liability of the warrants was subsequently presented as finance expense in the Consolidated Statement of Comprehensive Income. In the year ended December 31, 2018, no warrants were forfeited (2017: 45,108). The table below presents the assumptions in applying the Black-Scholes model to determine the fair value of the warrants. As of December 31, 2018 As of December 31, 2017

Shares available to be issued under warrants	12,401,262	12,401,262
Exercise price	£ 1.7238	£ 1.7238
Risk-free interest rate	0.760%	0.420%
Expected term to exercise	3.34 years	1.79 years
Annualized volatility	60.72%	47.35%
Dividend rate	0.00%	0.00%

The figures disclosed above relating to the issue of the shares and warrants have been retrospectively adjusted to reflect the 50-for-1 share consolidation in 2017 as described in note 1. The original number of units issued to new and existing investors was 1,555,796,345 units at a placing price of 2.873 pence per unit and an exercise price of 3.4476 pence per share. This entitled the investors to subscribe for in aggregate a maximum of 622,318,538 shares.

As per the reporting date, the Group updated the underlying assumptions and calculated a fair value of these warrants amounting to £2.5 million. The variance of £1.2 million is recorded as finance expense in the Consolidated Statement of Comprehensive Income.

	Derivative financial instrument 2018	**Derivative financial instrument 2017**
	£'000s	**£'000s**
At January 1	1,273	7,923
Fair value adjustments recognized in profit or loss	1,219	(6,650)
At December 31	2,492	1,273

For the amount recognized at December 31, 2018, the effect when the following parameter deviates up or down is presented in the below table.

	Volatility (up / down 10% pts)
	£'000s
Variable up	3,262
Base case, reported fair value	**2,492**
Variable down	1,738

19. Trade and other payables

Group

	As of December 31, 2018	**As of December 31, 2017**
	£'000s	**£'000s**
Trade payables	2,839	1,214
Other payables	12	74
Accruals	4,882	5,866
Total trade and other payables	7,733	7,154

Company

	As of December 31, 2018	**As of December 31, 2017**
	£'000s	**£'000s**
Trade payables	2,839	1,213
Other payables	12	74
Amount due to group undertakings	722	1,044

Accruals	4,696	5,729
Total trade and other payables	8,269	8,060

Amounts due to group undertakings are unsecured, interest free and repayable on demand.

20. Assumed contingent obligation related to the business combination

Group and Company

The value of the assumed contingent obligation as of December 31, 2018 amounts to £996 thousand (2017: £875 thousand). The increase in value of the assumed contingent obligation during 2018 amounted to £121 thousand (2017: £73 thousand) and the unwinding of the discount on the liability was recorded in finance expense. Periodic re-measurement is triggered by changes in the probability of success. The discount percentage applied is 12%. In 2018 there were no events that triggered remeasurement.

	2018	2017
	£'000s	£'000s
January 1, 2018	875	802
Impact of changes in foreign exchange rates	15	(23)
Unwinding of discount factor	106	96
December 31, 2018	996	875

For the amount recognized December 31, 2018 of £121 thousand (2017: £73 thousand) the effect if underlying assumptions were to deviate up or down is presented in the following table (assuming the probability of success does not change):

	Discount rate (up / down 1 % pt)	Revenue (up / down 10 % pts)
	£'000s	£'000s
Variable up	954	1,026
Base case, reported fair value	**996**	**996**
Variable down	1,040	966

21. Financial commitments

Group

As of December 31, 2018, and 2017, the Group was committed to making the following payments under non-cancellable operating leases related to its facilities.

	Land and Buildings 2018	Land and Buildings 2017
	£'000s	£'000s
Operating lease obligations:		
Within one year	572	291
Between one and five years	28	277
Total	600	568

Company

As of December 31, 2018, the Company was committed to making the following payments under non-cancellable operating leases related to its facilities.

	Land and Buildings 2018	Land and Buildings 2017
	£'000s	£'000s
Operating lease obligations:

Within one year	337	263
Between one and five years	28	277
Total	365	540

22. Related parties transactions and other shareholder matters

(i) Related party transactions

The Directors have authority and responsibility for planning, directing and controlling the activities of the Group and they therefore comprise key management personnel as defined by IAS 24, ("Related Party Disclosures").

(ii) Other shareholder matters

The Group has entered into the following arrangements with parties who are significant shareholders of the Group, though they are not classed as related parties.

The Group entered into relationship agreements with Vivo Ventures Fund VII, L.P., Vivo Ventures VII Affiliates Fund, L.P., Vivo Ventures Fund VI, L.P., Vivo Ventures VI Affiliates Fund, L.P. (collectively, "Vivo Capital"), Orbimed Private Investments VI L.P. ("Orbimed"), Abingworth Bioventures VI L.P. ("Abingworth"), and Arix Bioscience plc ("Arix") and Arthurian Life Sciences SPV GP Limited, ("Arthurian"). As agreed in these relationship agreements, the above parties invested in the Group as part of the July 2016 Placement, and the Group agreed to appoint representatives designated by Vivo Capital, OrbiMed, Abingworth, and Arix and Arthurian, to the board of directors, who are Dr. Mahendra Shah, Mr. Rishi Gupta, and Dr. Andrew Sinclair and who was, prior to the termination of the appointment rights in the Arix and Arthurian relationship agreement described below, Dr. Ken Cunningham, respectively.

The appointment rights within the relationship agreement with Arix and Arthurian terminated on closing of the Global Offering on April 26, 2017. Dr Cunningham agreed to continue to serve on the Group's board of directors as an independent director. The respective appointment rights under the remaining relationship agreements will automatically terminate upon (i) Vivo Capital, OrbiMed or Abingworth (or any of their associates), as applicable, ceasing to beneficially hold 6.5% of the issued ordinary shares, or (ii) the ordinary shares ceasing to be admitted to AIM.

The Group also entered into a management rights agreement with Novo A/S under which Novo A/S was entitled to appoint an observer to the Board. The appointment rights within the management rights agreement terminated on closing of the Global Offering on April 26, 2017.

Dr. Jan-Anders Karlsson, Chief Executive Officer of the Group, purchased 3,250 ordinary shares for £5 thousand from the market in the year ended December 31, 2018 (2017: £nil).

Dr. David Ebsworth, Chairman of the Group, purchased 12,000 ordinary shares for £14 thousand from the market in the year ended December 31, 2018 (2017: £28 thousand).

During the year ended December 31, 2017, Vikas Sinha, a Non-Executive Director, purchased of £234 thousand of our ordinary shares, in the form of ADSs, as part of the Global Offering.

At December 31, 2018, there was a receivable of £126 thousand (2017: nil) due from one director and two key management personnel relating to tax due on RSUs that vested in the year ended December 31, 2018.

In the year ended December 31, 2018, a director provided consultancy services for £26 thousand (2017: £nil).

VERONA PHARMA PLC
CONVENIENCE TRANSLATION

CONVENIENCE TRANSLATION

We maintain our books and records in pounds sterling and we prepare our financial statements in accordance with IFRS, as issued by the IASB. We report our results in pounds sterling. For the convenience of the reader we have translated pound sterling amounts in the tables below as of December 31, 2018, into US dollars at the noon buying rate of the Federal Reserve Bank of New York on December 31, 2018, which was £1.00 to $1.2763. These translations should not be considered representations that any such amounts have been, could have been or could be converted into US dollars at that or any other exchange rate as of that or any other date.

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 2018 (UNAUDITED)

	Year Ended December 31,		
	2018		2017
	£000's	$000's	£000's
Research and development costs	£ (19,294)	$ (24,625)	£ (23,717)
General and administrative costs	(6,297)	(8,037)	(6,039)
Operating loss	(25,591)	(32,662)	(29,756)
Finance income	2,783	3,552	7,018
Finance expense	(1,325)	(1,691)	(2,465)
Loss before taxation	(24,133)	(30,801)	(25,203)
Taxation — credit	4,232	5,401	4,706
Loss for the year	(19,901)	(25,400)	(20,497)
Other comprehensive income / (loss):			
Items that might be subsequently reclassified to profit or loss			
Exchange differences on translating foreign operations	38	48	(29)
Total comprehensive loss attributable to owners of the company	£ (19,863)	$ (25,352)	£ (20,526)
Loss per ordinary share — (pence / cents)	£ (18.9)	$ (24.1)	£ (23.4)

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS AT DECEMBER 31, 2018, AND DECEMBER 31, 2017 (UNAUDITED)

	As of December 31, 2018	As of December 31, 2018	As of December 31, 2017
	£'000s	$'000s	£'000s
ASSETS			
Non-current assets:			
Goodwill	441	564	441
Intangible assets	2,134	2,724	1,969
Property, plant and equipment	21	27	16
Total non-current assets	2,596	3,315	2,426
Current assets:			
Prepayments and other receivables	2,463	3,144	1,810
Current tax receivable	4,499	5,742	5,006
Short term investments	44,919	57,330	48,819
Cash and cash equivalents	19,784	25,250	31,443
Total current assets	71,665	91,466	87,078
Total assets	74,261	94,781	89,504
EQUITY AND LIABILITIES			
Capital and reserves attributable to equity holders:			
Share capital	5,266	6,721	5,251
Share premium	118,862	151,704	118,862
Share-based payment reserve	7,923	10,112	5,022
Accumulated loss	(69,117)	(88,214)	(49,254)
Total equity	62,934	80,323	79,881
Current liabilities:

Derivative financial instrument	2,492	3,181	1,273
Trade and other payables	7,733	9,870	7,154
Tax payable—U.S. Operations	—	—	169
Total current liabilities	10,225	13,051	8,596
Non-current liabilities:			
Assumed contingent obligation	996	1,271	875
Deferred income	106	135	152
Total non-current liabilities	1,102	1,406	1,027
Total equity and liabilities	74,261	94,780	89,504

For further information please contact: Verona Pharma plc

Verona Pharma plc
Jan-Anders Karlsson, CEO
Tel: +44 (0)20 3283 4200
info@veronapharma.com

Stifel Nicolaus Europe Ltd (Nominated Adviser and UK Broker)
Jonathan Senior / Stewart Wallace
Tel: +44 (0)20 7710 7600

FTI Consulting
Simon Conway / Natalie Garland-Collins
Tel: +44 (0)20 3727 1000
veronapharma@fticonsulting.com

ICR, Inc. (US Media and Investor enquiries)
James Heins
Tel: +1 203-682-8251
James.Heins@icrinc.com

Stephanie Carrington
Tel. +1 646-277-1282
Stephanie.Carrington@icrinc.com

About Verona Pharma plc
Verona Pharma is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapeutics for the treatment of respiratory diseases with significant unmet medical needs. Verona Pharma's product candidate, RPL554, is a first-in-class, inhaled, dual inhibitor of the enzymes phosphodiesterase 3 and 4 that acts as both a bronchodilator and an anti-inflammatory agent in a single compound. In clinical trials, treatment with RPL554 has been observed to result in statistically significant improvements in lung function as compared to placebo and has shown clinically meaningful and statistically significant improvements in lung function when added to two commonly used bronchodilators as compared to either bronchodilator administered as a single agent. RPL554 has also shown anti-inflammatory effects and been well tolerated in clinical trials. Verona Pharma is developing RPL554 for the treatment of chronic obstructive pulmonary disease (COPD), cystic fibrosis, and potentially asthma.

Forward Looking Statements
This press release contains forward-looking statements. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from our expectations expressed or implied by the forward-looking statements, including, but not limited to, the development of DPI and MDI formulations of RPL554 and the potential for these formulations to increase the market opportunity for the product, if approved. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. Content downloaded from http://www.veronapharma.com/ on 26th February, 2019 at 18:41pm.